This filing is made pursuant to Rule 424(b)(4) under the Securities Act of
              1933 in connection with Registration No. 333-38771.

                                4,071,117 SHARES


                                     [LOGO]


                                  COMMON STOCK

                            ------------------------

     Of the Common Stock offered hereby, 2,000,000 shares are being sold by AquaPenn Spring Water Company, Inc. ("AquaPenn" or the "Company") and 2,071,117 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal Shareholders and Selling Shareholders." The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

     Prior to this offering (the "Offering"), there has been no public market for the Common Stock. The Company has been approved for listing of the Common Stock on the New York Stock Exchange ("NYSE") under the symbol "APN" subject to notice of issuance.

     At the request of the Company, the Underwriters have reserved approximately 203,555 of the shares of Common Stock for sale at the initial public offering price to directors, officers, employees and business associates of the Company, as well as others designated by the Company. See "Underwriting."

     THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
                       SECURITIES AND EXCHANGE COMMISSION OR
                 ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


===================================================================================================
                                                    Underwriting                    Proceeds to
                                       Price to     Discounts and    Proceeds to       Selling
                                        Public      Commissions(1)    Company(2)    Shareholders(2)
---------------------------------------------------------------------------------------------------
Per Share........................       $13.00          $0.91           $12.09          $12.09
---------------------------------------------------------------------------------------------------
Total............................    $52,924,521      $3,704,716     $24,180,000     $25,039,805
---------------------------------------------------------------------------------------------------
Total Assuming Full Exercise of
 Over-Allotment Option(3)........    $60,863,205      $4,260,424     $31,562,976     $25,039,805
===================================================================================================

(1) See "Underwriting."
(2) Before deducting expenses estimated at an aggregate of $750,000, which are payable by the Company and the Selling Shareholders.
(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 610,668 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject any order in whole or in part. It is expected that delivery of the Common Stock will be made in New York City, on or about February 4, 1998.
                            ------------------------

PAINEWEBBER INCORPORATED
                             LAZARD FRERES & CO. LLC
                                                                  PARKER/HUNTER
                                                                  INCORPORATED
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 29, 1998

                               PROSPECTUS SUMMARY

     Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised and (a) gives effect to the occurrence of the 0.6008-for-1 reverse stock split (the "Reverse Stock Split") of each outstanding share of Common Stock of the Company on January 28, 1998, (b) assumes no exercise of outstanding options to purchase 844,124 shares of Common Stock, (c) gives effect to the exercise of a warrant for 135,180 shares of Common Stock held by Weis Markets, Inc. and its subsidiaries (the "Weis Markets Warrant") which took place on January 21, 1998,
(d) assumes no exercise of remaining warrants to purchase 105,140 shares of Common Stock issuable pursuant to the Company's warrant agreements and (e) does not give effect to the issuance of the 75,001 shares of Common Stock subscribed for under the Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") of which 74,298 shares were purchased in January 1998. Fiscal year references are to the fiscal year ended September 30. Unless otherwise provided, references to shares outstanding and to 1997 fiscal year results have been adjusted to give effect to the acquisition on October 15, 1997 of Dunsmuir Bottling Company d/b/a Castle Rock Spring Water ("Castle Rock"). All references to the "Company" or "AquaPenn" refer to AquaPenn Spring Water Company, Inc. and its subsidiaries.

                                  THE COMPANY

     AquaPenn produces, bottles and sells non-sparkling natural spring water products to regional and national customers under both retailers' and other customers' private labels and its proprietary brands Pure American(Registered), Great American(Registered), AquaPenn(Registered) and Castle Rock. The Company, founded in 1986, is one of the largest producers of private label natural spring water products in the United States, according to Beverage Marketing. Private label products accounted for approximately 43% of the Company's 1997 fiscal year net revenues. The Company's private label and branded customers include, among others, Delta Air Lines, Inc., Gerber Products Company, Sam's Club and Walgreen Co. The Company's net revenues have grown from $9.3 million in fiscal 1993 to $45.8 million in fiscal 1997, representing a compounded annual growth rate of 49.1%. Over the same time period, the Company's net income has grown from approximately $400,000 to approximately $2.3 million, representing a compounded annual growth rate of 55.1%.

     According to Beverage Marketing, the total U.S. market for bottled water has grown from 1.6 billion gallons sold in 1987 to over 3.1 billion gallons in 1996, and accounted for approximately $3.6 billion in wholesale sales during 1996. Non-sparkling water comprises over 87% of the U.S. bottled water market and generated $2.7 billion of wholesale sales in 1996, and is expected to continue to grow as a percentage of gallons sold in the future, according to Beverage Marketing. PET (an acronym for polyethylene terephthalate, a premium clear plastic) packaged products comprise approximately 39% of the domestically produced non-sparkling water market and have grown from approximately 83 million gallons in 1987 to approximately 580 million gallons in 1996, representing a compounded annual growth rate of approximately 24%. PET-packaged products accounted for approximately $921 million of wholesale sales in 1996. Approximately 82% of the Company's 1997 net revenues was generated by products packaged in PET containers. According to Beverage Marketing, PET bottled water is among the fastest growing beverage categories in the United States. Contributing to the growth in the consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging.

     The Company has adopted a strategy of producing regionally and selling its natural spring water products to both national and regional customers. By producing both private label and branded products in a full line of sizes and packaging, the Company can offer its customers "one-stop-shopping" supply arrangements. The Company's advanced packaging capability allows it to bottle natural spring water products in a variety of innovative packages. The Company maintains state-of-the-art production facilities, allowing it to achieve cost efficiencies, produce superior quality products, create innovative packaging and respond rapidly to customer shipment and production demands. The

Company's sales and marketing staff aims to provide its customers with exceptional customer service and market responsiveness.

     AquaPenn's growth strategy includes increasing sales to existing customers, broadening its current customer base, adding new distribution channels and expanding its product line. The Company's active acquisition program includes obtaining the rights to additional spring water sites and acquiring natural spring water companies. In accordance with this strategy, the Company recently acquired the rights to natural spring water from Ginnie Springs, a spring located in north central Florida ("Ginnie Springs"), adjacent to which a new production facility is being constructed which is expected to be completed by the Spring of 1998. In addition, on October 15, 1997, the Company acquired Castle Rock, a bottler and distributor of natural spring water products located in northern California. Castle Rock has been distributing its natural spring water products throughout the western United States since it was incorporated under California law in 1990. The acquisition of the right to Ginnie Springs spring water and the acquisition of Castle Rock will allow the Company to serve its customers more efficiently.

     The Company's executive offices are located at One AquaPenn Drive, Milesburg, Pennsylvania 16853. The Company's telephone number is (814) 355-5556 and its web site is www.aquapenn.com.

                                  THE OFFERING

Common Stock Offered by:
  the Company.................................  2,000,000 shares (1)
  the Selling Shareholders....................  2,071,117 shares
Common Stock to be Outstanding after the
  Offering....................................  7,740,742 shares (1)(2)
Use of Proceeds...............................  For capital expenditures, including funding a portion of the expansion of the Company's
                                                Milesburg, Pennsylvania facility and a portion
                                                of the construction of the Ginnie Springs
                                                facility, repayment of debt associated with the
                                                acquisition of Castle Rock, repayment of
                                                outstanding balances under the Company's credit
                                                facilities and for other general corporate
                                                purposes. See "Use of Proceeds."
NYSE symbol...................................  "APN"

------------------
(1) Excludes the Underwriters' over-allotment option to purchase 610,668 shares of Common Stock.

(2) Excludes 1,024,229 shares of Common Stock reserved for issuance upon exercise of outstanding options, warrants and subscriptions under the Stock Purchase Plan but gives effect to the conversion of all outstanding shares of the Company's Series A Non-Voting Convertible Preferred Stock (the "Convertible Preferred Stock") into 1,022,862 shares (after the Reverse Stock Split) of Common Stock effected in December 1997 (the "Preferred Stock Conversion"). See "Management -- Employment Agreements," "Management -- Stock Plans" and "Description of Capital Stock."

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial information including pro forma financial information should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, the Financial Statements of Castle Rock (Dunsmuir Bottling Company) and the notes thereto, the Unaudited Pro Forma Combined Financial Data and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The pro forma financial data set forth below are not necessarily indicative of the financial position or results of operations that would have been achieved had the acquisition of Castle Rock been consummated as of the dates indicated, or that may be achieved in the future. See "Unaudited Pro Forma Combined Financial Data" for a more detailed discussion of the pro forma adjustments.

                                                        YEARS ENDED SEPTEMBER 30,
                             --------------------------------------------------------------------------------
                                                                                                   PRO FORMA
                                1993         1994          1995          1996          1997        1997 (1)
                             ----------   -----------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Net revenues...............  $9,275,537   $13,011,744   $22,956,053   $28,240,741   $38,015,315   $45,819,395
Gross profit...............   2,136,846     3,032,276     4,802,698     6,969,428     9,698,377    11,427,629
Selling, general and
  administrative...........   1,389,220     1,994,812     3,290,609     4,313,480     5,126,583     7,276,731
Income from operations.....     747,626     1,037,464     1,512,089     2,655,948     4,571,794     4,150,898
Net income.................  $  400,562   $   688,995   $   638,350   $ 1,485,228   $ 2,786,755   $ 2,318,779

Net income per
  common share (2).........  $     0.12   $      0.18   $      0.16   $      0.26   $      0.47   $      0.38
Weighted average number of
  common shares
  outstanding..............   3,417,391     3,785,102     3,884,708     5,620,741     5,951,844     6,110,745

OTHER OPERATIONS DATA:
  EBITDA (3)...............  $1,260,940   $ 1,606,457   $ 2,888,231   $ 4,613,823   $ 7,285,186   $ 7,158,553

                                                                  SEPTEMBER 30, 1997
                                               --------------------------------------------------------
                                                                                         PRO FORMA
                                                 ACTUAL          PRO FORMA (4)       AS ADJUSTED (4)(5)
                                               -----------       -------------       ------------------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital.......................       $ 3,096,318        $   644,984           $19,883,984
  Total assets..........................        26,580,185         34,740,069            51,425,069
  Notes payable, including current
    portion.............................         4,817,467          9,536,121             1,736,121
  Stockholders' equity..................        18,064,347         20,130,064            44,615,604

------------------
(1) Gives effect to the acquisition of Castle Rock as if it had occurred as of October 1, 1996.

(2) For information concerning the number of shares used in the computation of net income per common share, see Note 1 to the Consolidated Financial Statements.

(3) "EBITDA" represents earnings before interest expense, income tax expense, depreciation and amortization, including amortization of leasehold improvements, acquisition and development costs, and debt expense and discount or premium relating to any indebtedness. EBITDA is not presented herein as an alternative measure of operating results (as determined in accordance with generally accepted accounting principles ("GAAP")) or cash flow (as determined in accordance with GAAP). See the Consolidated Statements of Cash Flows of the Company for the amounts of cash flows from each of investing, financing and operating activities for fiscal 1995, 1996 and 1997.

(4) Gives effect to the acquisition of Castle Rock as if it had occurred as of September 30, 1997.

(5) As adjusted to give effect to (i) the sale of 2,000,000 shares of Common Stock offered by the Company at the Offering price of $13.00 per share, (ii) the receipt of proceeds from the exercise of the Weis Markets Warrant for 135,180 shares of Common Stock, (iii) the Preferred Stock Conversion, (iv) the payment of underwriting discounts and commissions and estimated Offering expenses and (v) the application of the net proceeds from the Offering. See "Use of Proceeds" and "Capitalization."

     The preceding summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Actual events or results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                         ------------------------------

     Unless otherwise noted, the source of statistical information relating to the bottled water industry included in this Prospectus is Beverage Marketing Corporation of New York, "Bottled Water In The United States", 1997 Edition, as updated periodically (referred to herein as "Beverage Marketing").

                         ------------------------------

Pure American(Registered), Great American(Registered) and AquaPenn(Registered) are registered trademarks of the Company. All other trademarks appearing in this Prospectus are the property of their respective holders.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, before purchasing any of the shares of Common Stock offered hereby.

HIGHLY COMPETITIVE INDUSTRY

     The bottled water industry is highly competitive. Many of the Company's competitors have more experience in the U.S. bottled water market, have greater financial and management resources and have more established proprietary trademarks and distribution networks than the Company. The Company currently competes with established national companies such as The Perrier Group of America, Inc. (whose brands include Arrowhead Mountain Spring Water, Poland Spring, Ozarka Spring Water, Great Bear, Deer Park, Ice Mountain and Zephyrhills Natural Spring Water) and Great Brands of Europe (whose brands include Evian Natural Spring Water and Dannon Natural Spring Water), as well as numerous regional bottled water companies located in the United States and Canada. The Company competes not only with other bottled water producers, but also with producers of other beverages, including, but not limited to, soft drinks, coffee, juices, beer, liquor and wine. The bottled water industry also competes for the same consumer who may, when choosing to drink water, drink tap water or use a home filtration system to filter tap water for drinking. There can be no assurance that the Company can compete successfully. See "Business -- Competition."

ABILITY TO ACHIEVE AND MANAGE GROWTH

     In order to achieve continued growth in its bottled water business, the Company must meet its strategic objectives of expanding its current capacity to produce high quality spring water products, expanding its customer base, expanding its product line and adding new distribution channels. The Company's ability to meet these objectives depends upon (a) the successful development and construction of a facility adjacent to Ginnie Springs, (b) the successful integration and operation of the Company's recent acquisition, Castle Rock, (c) the successful expansion of its Milesburg, Pennsylvania facility (the "Milesburg Facility"), (d) the securing of new sources of spring water in strategic locations and identifying and successfully acquiring and integrating existing water companies, and other factors beyond the Company's control. The Company has never operated multiple facilities in multiple states and has never completed and integrated an acquisition of a significant existing company; the Company may encounter unexpected difficulties operating multiple facilities or integrating Castle Rock or other acquisitions. No assurance can be given as to the future growth in the Company's business or as to its profitability. Further growth of the Company will require capital, employment and training of new personnel, expansion of facilities and expansion of management information systems. If the Company is unable to manage its growth effectively, the Company's profitability and its ability to achieve its strategic objectives may likely be materially adversely affected.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's revenues are subject to several factors which may result in fluctuations in the Company's operating results. The Company's business is highly seasonal, with increased sales during warmer months. In the last three fiscal years, an average of 40.8% of the Company's net revenues have occurred during June, July and August. Inclement weather may negatively impact the Company's business, particularly summers which are unusually cool or rainy. Fluctuations in retail prices and raw material prices may produce corresponding fluctuations in the Company's profits. See "Risk Factors -- Raw Material Prices." In addition, the Company expects to make significant investments from time to time in capital improvements to, among other things, increase capacity. Costs associated with such improvements may cause an immediate reduction in profit margins unless and until sales volume increases. The Company's product and packaging mix may change from time to time and, depending on certain factors, may negatively impact profit margins. The Company is subject to competitive pricing pressures which may affect its financial results. Due to all the foregoing factors, it is possible that in some future quarter or quarters, the Company's operating results would likely be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

     The continued success of the Company is largely dependent on the personal efforts and abilities of senior management, including Edward J. Lauth, III, Chairman, President and Chief Executive Officer of the Company, and Geoffrey F. Feidelberg, Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company, as well as the efforts of its principal food broker, Matthew J. Suhey (who is also a director of the Company). Although the Company has entered into employment agreements with Messrs. Lauth and Feidelberg, the employment agreements may be terminated by either party effective at the end of each one-year term upon six months prior notice. The employment agreements contain a non-compete provision which extends for two years beyond termination of the employment agreements. The loss of either executive's or Mr. Suhey's services could have a material adverse effect on the Company. See "Management -- Employment Agreements."

DEPENDENCE UPON EXISTING NATURAL SPRING SOURCES

     The Company currently obtains the natural spring water bottled at its Milesburg Facility from a spring located in Graysville, Pennsylvania (the "Graysville Spring"). A natural spring located in Dunsmuir, California (the "Castle Rock Spring") provides the natural spring water for the Company's west coast operations based in Dunsmuir and Redding, California. The loss of the Graysville Spring, which generated approximately 83% of the Company's fiscal 1997 pro forma net revenues, or the Castle Rock Spring, which generated approximately 17% of the Company's fiscal 1997 pro forma net revenues, would have a material adverse effect on the business of the Company. The Company expects to begin bottling water from Ginnie Springs in 1998. In addition, the Company has acquired the right to purchase natural spring water from the Bellefonte Big Spring (the "Big Spring") located in Bellefonte, Pennsylvania, in order to supplement or replace the Graysville Spring. Subject to completion by the Borough of Bellefonte of a covering over the spring and the permitting and approval process, the Company expects to begin bottling Big Spring water in 1999. Occurrences beyond the control of the Company including, but not limited to, drought, which prevents natural springs from recharging themselves, and other occurrences, such as contamination of the springs, geological changes which could interfere with operation of the springs or failure of the water supply to comply with all applicable governmental requirements for mineral and chemical concentration, could have a material adverse effect on the business of the Company. The Company believes that adequate supplemental commercial sources of spring water exist, but there is no assurance that such commercial sources will be available in sufficient amounts or if available, obtainable on commercially reasonable terms. See "Business -- Spring Water Sources."

LIMITED OWNERSHIP AND CONTROL OF WATER SOURCES AND CHALLENGE TO USE OF CASTLE ROCK SPRING WATER

     The Company leases the land on which the Graysville Spring is located. The Company has an agreement pursuant to which it has access to the source and purchases the natural spring water it bottles under the Castle Rock label, and has entered into similar agreements for access and purchase at Ginnie Springs and the Big Spring. See "Business -- Spring Water Sources." These arrangements result in the Company exercising less control over its operations than if the Company had ownership of these assets. If the lessor of the Graysville Spring or the owner of the relevant water rights to the Castle Rock Spring were to become bankrupt or fail to observe the terms of its agreement with the Company, such event could have a material adverse effect on the business of the Company, particularly with respect to the Company's Pennsylvania operations in the period prior to the time the Big Spring becomes operational for the Company. Castle Rock has an agreement with the City of Dunsmuir, California, pursuant to which the City of Dunsmuir sells natural spring water from the Castle Rock Spring to Castle Rock. The City of Dunsmuir is not the owner of the land on which the Castle Rock

Spring is located. The deed in the chain of title that enables the City of Dunsmuir to sell natural spring water to Castle Rock limits the City of Dunsmuir's water rights to certain specified uses. A third party has questioned whether the sale of natural spring water by the City of Dunsmuir to Castle Rock is a proper use as defined in the deed. Castle Rock's agreement with the City of Dunsmuir provides that the City will indemnify Castle Rock for losses it sustains as a result of any claim or challenge regarding the ability of the City to sell water to Castle Rock. While the Company intends to vigorously oppose any challenge to the City of Dunsmuir's rights to sell water to Castle Rock under the agreement, there can be no assurance that such a claim would not have a material adverse effect on the Company.

DEPENDENCE ON KEY SUPPLIERS

     The majority of the Company's natural spring water products are offered in premium PET bottles. PET bottles are manufactured by a limited number of suppliers. While the Company believes that its relationships with its suppliers are good, there can be no assurance that the Company will be able to obtain PET bottles from its suppliers on commercially reasonable terms, particularly at periods of peak demand. Failure to obtain the necessary packaging materials could have a material adverse effect on the business of the Company. In order to ensure its supply of PET bottles, the Company has entered into an exclusive supply agreement with Schmalbach-Lubeca Plastic Containers USA, Inc. ("Schmalbach-Lubeca") pursuant to which the Company leases space in its Milesburg facility to Schmalbach-Lubeca for the on-site production of PET bottles. Schmalbach-Lubeca has agreed to provide 100% of the Company's PET bottle requirements at its Milesburg Facility. Castle Rock has entered into a requirements contract with Containers Northwest Corporation pursuant to which Castle Rock will purchase 100% of its PET bottle requirements from Containers Northwest Corporation. In the event that the agreements with Schmalbach-Lubeca and Containers Northwest Corporation were terminated or the Company's requirements were not met under the agreements, there may be a material adverse effect on the Company until alternative supplies of PET bottles are found.

LIMITED ABILITY TO RAISE PRICES

     Due to the wide range of beverages available to consumers, including bottled water products, the Company has limited ability to raise prices for its products. From time to time, the Company has been affected by higher prices for raw materials including PET resin and corrugated boxes. In the past, the Company generally has not passed such higher costs on to its customers and it generally would be unlikely to do so in connection with any future price increases. As a result, the Company's future profitability may be adversely affected by future increases in raw material prices.

POTENTIAL FOR PRODUCT LIABILITY

     The bottling and distribution of bottled water products entails a risk of product liability, including liability due to the presence of contaminants in its products. The Company maintains insurance coverage against the risk of product liability and product recall. However, the amount of the insurance carried by the Company is limited, the insurance is subject to certain exclusions and may or may not be adequate. In addition to direct losses resulting from product liability and product recall, the Company may suffer adverse publicity and damage to its reputation in the event of contamination which could have a material adverse effect on sales and profitability.

DEPENDENCE ON TRADEMARKS

     The Company owns federal registrations for many of the trademarks it uses. The Company believes that its registered and common law trademarks have significant value and goodwill and that some of these trademarks are instrumental in its ability to create demand for and to market its products. The Company currently does not own federal trademark registrations for its proprietary bottle shapes and label designs. The Company's 20 ounce bottle shape and label design is the subject of a pending application for registration. There can be no assurance that the Company's trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that the Company would, in such an event, not be prevented from using the trademarks, any of which could have a material adverse effect on the Company.

CHANGES IN GOVERNMENT REGULATION

     The Company's operations are subject to numerous federal, state and local laws and regulations relating to its bottling operations, including the identity, quality, packaging and labeling of its bottled water. These laws and regulations and their interpretation and enforcement are subject to change. There can be no assurance that additional or more stringent requirements will not be imposed on the Company's operations in the future. Failure to comply with such laws and regulations could result in fines against the Company, a temporary shutdown of production, recalls of the product, loss of certification to market the product or, even in the absence of governmental action, loss of revenue as a result of adverse market reaction to negative publicity. Any such event could have a material adverse effect on the Company. See "Business -- Regulation."

LACK OF INVENTORY

     The Company maintains a limited amount of finished product inventory. An event causing the Company's Pennsylvania or California facilities to shut down, even for a short period, would result in an inability to fill customer orders and accordingly would have a material adverse effect on the Company's revenues and customer relations.

CHANGES IN CONSUMER PREFERENCES

     The Company believes that the most important factor in the growth of natural spring water products has been a change in consumer preferences. Consumer preferences may be influenced, however, by the availability and appeal of alternative beverages or packaging as well as general economic conditions, among other things. No assurance can be given that consumer demand for natural spring water will continue to grow or will not diminish in the future.

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value per share at September 30, 1997 of $7.72 at the Offering price of $13.00 per share, after deducting underwriting discounts and commissions and after giving effect to the exercise of the Weis Markets Warrant and the Preferred Stock Conversion. In addition, as of September 30, 1997, the Company had issued warrants to purchase 105,140 shares of Common Stock, options to purchase 832,108 shares of Common Stock, and 76,289 shares of Common Stock were subscribed for under the Company's Stock Purchase Plan. If such warrants and options are exercised in full, and assuming that all shares subscribed for under the Stock Purchase Plan are purchased and a portion of the shares issued into escrow in the Castle Rock acquisition are released based on the Offering price of $13.00 per share, purchasers of the Common Stock offered hereby would experience an immediate and substantial dilution in the pro forma net tangible book value per share of $7.92. See "Dilution."

ARBITRARY DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

     The Offering price of the Common Stock has been determined by negotiation between the Company and the Underwriters and does not necessarily bear any relationship to the Company's assets, book value, financial condition or any other recognized criterion of value. There can be no assurance that the market price of the Common Stock will not decline below the Offering price. The market price of the Common Stock could be subject to wide fluctuations in response to actual or anticipated quarterly operating results of the Company, announcements of the Company or its competitors as well as other factors. In addition, the stock market has experienced from time to time extreme price and volume fluctuations that may be unrelated to the operating performance of particular companies.

NO PRIOR PUBLIC MARKET

     Prior to this Offering, there has been no public trading market for the Common Stock. Accordingly, there can be no assurance that an active trading market in the Common Stock will develop, or if such a trading market develops, that it will be sustained.

NO CASH DIVIDENDS

     Since the Company commenced operations in 1986, the Company has not paid any cash dividends on its capital stock. The Company anticipates that its future earnings, if any, will be retained for use in the business, or for other corporate purposes, and it is not anticipated that any cash dividends on the Common Stock will be paid in the foreseeable future. See "Dividend Policy" and "Description of Capital Stock."

CONTROL BY CURRENT SHAREHOLDERS; ANTI-TAKEOVER DEVICES

     Upon the consummation of this Offering, including the sale of Common Stock by the Selling Shareholders and the Preferred Stock Conversion, the Company's common and preferred shareholders as of September 30, 1997, together with those persons who acquired shares in the Castle Rock acquisition, will own 47.4% of the outstanding shares of Common Stock (43.9% if the Underwriters' over-allotment option is exercised in full). Accordingly, such persons, acting in concert, may be able to elect the Company's directors, increase the Company's authorized capital, dissolve, merge or sell the assets of the Company and generally direct the affairs of the Company. In addition, the Board of Directors and officers of the Company will own 19.4% of the outstanding shares of Common Stock (27.5% upon the exercise of currently exercisable options and warrants owned by the Board of Directors and officers). See "Principal Shareholders and Selling Shareholders."

     In addition, certain provisions in the Company's Articles of Incorporation and certain provisions of applicable Pennsylvania law may, under certain circumstances, have the effect of discouraging, delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Preferred Stock" and "Description of Capital Stock -- Pennsylvania Corporate Law Provisions."

SHARES ELIGIBLE FOR FUTURE SALE

     After the completion of this Offering, 7,740,742 shares of Common Stock will be outstanding. Of such shares, the 4,071,117 shares sold pursuant to this Offering will be tradable without restriction by persons other than "affiliates" of the Company. The remaining 3,669,625 shares of Common Stock to be outstanding after this Offering are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144 promulgated under the Securities Act. Common Stock in the amount of 1,897,232 shares will be available for immediate resale upon the consummation of this Offering without restriction pursuant to the exemption provided by Rule 144(k). The directors and executive officers of the Company and other shareholders of the Company, who collectively hold 2,972,123 shares, or approximately 52% of the outstanding shares of Common Stock prior to this Offering, have agreed not to offer to sell, sell, contract to sell, grant any option to sell, encumber, pledge or otherwise dispose of, or exercise any demand rights with respect to, any Common Stock or securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of PaineWebber Incorporated. Upon expiration of the 180-day period, 2,813,222 shares of Common Stock will be eligible for immediate resale under the Securities Act, subject, in certain cases, to certain volume, manner of sale and other requirements of Rule 144 promulgated under the Securities Act. The Company may file one or more Registration Statements on Form S-8 immediately following this Offering, registering under the Securities Act shares of Common Stock covered by the Company's stock option and stock purchase plans. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Principal Shareholders and Selling Shareholders," "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby will be approximately $23.8 million, after deducting underwriting discounts and commissions and estimated Offering expenses, and, together with $675,000 from the exercise of the Weis Markets Warrant, result in total proceeds of $24.5 million. The Company intends to use a portion of the net proceeds to repay certain borrowings under its credit facilities which incur interest at rates between LIBOR plus 1.0% and LIBOR plus 1.7%. At January 19, 1998 the Company had approximately $15.2 million of such borrowings outstanding, $6.0 million of which is due in November 2002, $3.0 million of which begins to amortize in February 1999, $6.0 million of which is due in February 1998 and $200,000 of which is due upon demand. Approximately $5.9 million of such borrowings arose from the acquisition of Castle Rock and the repayment of associated liabilities, approximately $6.2 million of such borrowings arose from capital expenditures associated with the expansion of the Milesburg Facility and the construction of the Ginnie Springs bottling facility and approximately $3.1 million of such borrowings arose from general operating expenses. The Company intends to use an aggregate of $13.0 million of the proceeds to fund a portion of the capital expenditures associated with the expansion of the Milesburg Facility (including repayment of $4.1 million currently borrowed under the credit facilities as described above) and $4.3 million of the proceeds to fund a portion of the capital expenditures associated with the construction of the Ginnie Springs bottling facility (including repayment of $2.1 million currently borrowed under the credit facilities as described above). The Company estimates that the total cost of the capital expenditures associated with the expansion of the Milesburg Facility will be approximately $17.8 million and the construction of the Ginnie Springs bottling facility will be approximately $6.6 million. The amount of net proceeds to be used for each project, however, depends on the closing date of the Offering and the portion of each of the projects remaining to be completed at that date. The additional amounts that may be required to complete each project will come from borrowings under the Company's existing credit facilities and cash generated from the Company's operations. The balance, if any, of the net proceeds from the Offering will be used for working capital and general corporate purposes. Pending such uses, the total proceeds will be invested in short-term, interest-bearing investment grade securities or commercial paper.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain its earnings, if any, to provide funds for the operation and expansion of its business and, therefore, does not anticipate declaring or paying cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors. Further, pursuant to the terms of its existing credit facilities, the Company is restricted in its ability to pay cash dividends on its Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION

     The difference between the Offering price per share of Common Stock and the adjusted net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share on any given date is determined by dividing the net tangible book value (total tangible assets less total liabilities and book value attributable to preferred stock) of the Company on such date by the number of shares of Common Stock outstanding on such date.

     The net tangible book value of the Company at September 30, 1997 prior to the acquisition of Castle Rock was approximately $18.1 million ($16.4 million attributable to Common Stock). The net tangible book value of the Company at September 30, 1997 was $3.70 per share of outstanding Common Stock, excluding net tangible book value attributable to, and shares issued in connection with, the acquisition of Castle Rock. After giving effect to the acquisition of Castle Rock as if it occurred on September 30, 1997, the exercise of the Weis Markets Warrant and the application of the net proceeds therefrom and the Preferred Stock Conversion, the pro forma net tangible book value of the Company at September 30, 1997 would have been approximately $17.0 million or $2.97 per share of outstanding Common Stock. This represents an immediate decrease in pro forma net tangible book value of $0.73 per share to existing shareholders due to the recognition of $3.8 million in goodwill resulting from the acquisition of Castle Rock and the Preferred Stock Conversion. After giving effect to the sale of the 2,000,000 shares of Common Stock being offered by the Company, the pro forma net tangible book value of the Company at September 30, 1997 would have been $40.8 million, or $5.28 per share. This represents an immediate increase in pro forma net tangible book value of $2.31 per share to existing shareholders and an immediate dilution of $7.72 per share to new shareholders purchasing shares of Common Stock in this Offering. The following table illustrates this per share dilution:

Offering price per share....................................           $13.00
  Net tangible book value per share at September 30, 1997...  $ 3.70
  Decrease per share attributable to the acquisition of
     Castle Rock............................................   (0.50)
  Increase per share attributable to the exercise of the
     Weis Markets Warrant...................................    0.06
  Decrease per share attributable to the Preferred Stock
     Conversion.............................................   (0.29)
                                                              ------
  Pro forma net tangible book value per share at September
     30, 1997...............................................    2.97
  Increase to pro forma net tangible book value per share
     attributable to this Offering..........................    2.31
                                                              ------
Pro forma net tangible book value per share after this
  Offering..................................................             5.28
                                                                       ------
Dilution per share to new shareholders......................           $ 7.72
                                                                       ======

     The following table sets forth the pro forma number of shares of Common Stock purchased from the Company, the total consideration paid to the Company (including proceeds from the exercise of the Weis Markets Warrant) and the average price per share paid by existing shareholders, by shareholders receiving Common Stock in the Preferred Stock Conversion and by purchasers of the shares offered hereby, at the Offering price of $13.00 per share, before deducting underwriting discounts and commissions and Offering expenses, and as if this Offering had occurred as of September 30, 1997.

                                    PRO FORMA SHARES
                                      PURCHASED (1)           TOTAL CONSIDERATION
                                   -------------------       ---------------------      AVERAGE PRICE
                                    NUMBER     PERCENT         AMOUNT      PERCENT        PER SHARE
                                   ---------   -------       -----------   -------      -------------
Existing shareholders............  4,714,790     60.9%       $14,931,986     35.0%         $ 3.17
Conversion of Preferred..........  1,022,862     13.2          1,702,500      4.0            1.66
New shareholders.................  2,000,000     25.9         26,000,000     61.0           13.00
                                   ---------    -----        -----------    -----
                                   7,737,652    100.0%       $42,634,486    100.0%
                                   =========    =====        ===========    =====

------------------
(1) If the Underwriters' over-allotment option is exercised in full, the total number of shares outstanding after the Offering held by new investors would increase to 2,610,668 shares, or approximately 31.0% of the total number of shares outstanding after this Offering.

     The above tables exclude (i) 937,248 shares of Common Stock issuable upon exercise of outstanding options and warrants and (ii) 76,289 shares of Common Stock subscribed for under the Company's Stock Purchase Plan. The exercise and purchase of the total 1,013,537 shares would result in further dilution of $0.20 per share to new shareholders. See "Management -- Employment Agreements," "Management -- Stock Plans," "Certain Transactions" and "Description of Capital Stock." The above tables also exclude 3,004 shares of common stock held in treasury.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997 on an actual basis, on a pro forma basis which gives effect to the acquisition of Castle Rock as if it had occurred as of September 30, 1997 and on a pro forma as adjusted basis, giving effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby at the Offering price of $13.00 per share, the exercise of the Weis Markets Warrant and the application of the estimated net proceeds therefrom, the Preferred Stock Conversion and after deducting underwriting discounts and commissions and estimated Offering expenses. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, the Financial Statements of Castle Rock (Dunsmuir Bottling Company) and the notes thereto and the Unaudited Pro Forma Combined Financial Data and the notes thereto included elsewhere in this Prospectus. See "Description of Capital Stock."

                                                            SEPTEMBER 30, 1997
                                               ---------------------------------------------
                                                                                  PRO FORMA
                                                 ACTUAL          PRO FORMA       AS ADJUSTED
                                               -----------      -----------      -----------
Notes payable:
  Notes payable, current.....................  $   298,966      $ 2,649,476      $    95,476
  Notes payable, excluding current portion...    4,518,501        6,886,645        1,640,645
                                               -----------      -----------      -----------
     Total notes payable.....................    4,817,467        9,536,121        1,736,121

Shareholders' equity:
  Series A Non-Voting Convertible Preferred
     Stock, $1 par value, 2,000,000 shares
     authorized, 1,713,750 shares issued;
     1,713,750 shares issued pro forma; no
     shares issued, pro forma as adjusted....    1,713,750        1,713,750               --
  Common Stock, no par value, 100,000,000
     shares authorized, 4,423,712 shares
     issued; 4,582,613 shares issued pro
     forma; 7,740,656 shares issued pro forma
     as adjusted (1).........................           --               --               --
  Additional paid-in capital.................   12,196,269       14,261,986       40,449,486
  Retained earnings..........................    4,242,456        4,242,456        4,242,456
  Less 11,250 shares of preferred stock in
     treasury, at cost.......................      (11,250)         (11,250)              --
  Less 3,004 shares of common stock in
     treasury, at cost.......................       (5,000)          (5,000)          (5,000)
  Subscriptions receivable...................      (71,878)         (71,878)         (71,878)
     Total shareholders' equity..............   18,064,347       20,130,064       44,615,064
                                               -----------      -----------      -----------
        Total capitalization.................  $22,881,814      $29,666,185      $46,351,185
                                               ===========      ===========      ===========

------------------
(1) Excludes 937,248 shares of Common Stock issuable upon exercise of outstanding options and warrants and 76,289 shares of Common Stock subscribed for under the Stock Purchase Plan. See "Management -- Employment Agreements," "Management -- Stock Plans," "Certain Transactions" and "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below as of and for the years ended September 30, 1993, 1994, 1995, 1996 and 1997 have been derived from the Company's financial statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements of the Company for each of the three years in the period ended September 30, 1997 and the related balance sheets at September 30, 1996 and 1997, which have been audited by KPMG Peat Marwick LLP, have been included elsewhere in this Prospectus. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. The pro forma Statement of Operations data (which gives effect to the acquisition of Castle Rock as if it had occurred as of October 1, 1996) and the pro forma Balance Sheet data (which gives effect to the acquisition of Castle Rock as if it had occurred as of September 30, 1997) set forth below should be read in conjunction with the Financial Statements of Castle Rock (Dunsmuir Bottling Company) and the notes thereto and the Unaudited Pro Forma Combined Financial Data and the notes thereto included elsewhere in this Prospectus. The pro forma financial data set forth below are not necessarily indicative of the financial position or results of operations that would have been achieved had the acquisition of Castle Rock been consummated as of such dates, or that may be achieved in the future.

                                                                  YEARS ENDED SEPTEMBER 30,
                                       --------------------------------------------------------------------------------
                                                                                                             PRO FORMA
                                          1993         1994          1995          1996          1997          1997
                                       ----------   -----------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
  Net revenues.......................  $9,275,537   $13,011,744   $22,956,053   $28,240,741   $38,015,315   $45,819,395
  Cost of goods sold.................   7,138,691     9,979,468    18,153,355    21,271,313    28,316,938    34,391,766
                                       ----------   -----------   -----------   -----------   -----------   -----------
  Gross profit.......................   2,136,846     3,032,276     4,802,698     6,969,428     9,698,377    11,427,629
  Selling, general and
    administrative...................   1,389,220     1,994,812     3,290,609     4,313,480     5,126,583     7,276,731
                                       ----------   -----------   -----------   -----------   -----------   -----------
  Income from operations.............     747,626     1,037,464     1,512,089     2,655,948     4,571,794     4,150,898
  Non-operating income (expense),
    net..............................    (228,664)     (226,469)     (738,739)     (180,720)      119,713      (117,796)
                                       ----------   -----------   -----------   -----------   -----------   -----------
  Income before income taxes and
    cumulative effect of change in
    accounting principle.............     518,962       810,995       773,350     2,475,228     4,691,507     4,033,102
  Income tax expense.................      69,400       122,000       135,000       990,000     1,904,752     1,714,323
                                       ----------   -----------   -----------   -----------   -----------   -----------
  Income before cumulative effect of
    change in accounting principle...     449,562       688,995       638,350     1,485,228     2,786,755     2,318,779
  Cumulative effect of change in
    accounting for income taxes in
    accordance with FASB 109.........      49,000            --            --            --            --            --
                                       ----------   -----------   -----------   -----------   -----------   -----------
  Net income.........................  $  400,562   $   688,995   $   638,350   $ 1,485,228   $ 2,786,755   $ 2,318,779
                                       ==========   ===========   ===========   ===========   ===========   ===========
  Net income per common share (1)....  $     0.12   $      0.18   $      0.16   $      0.26   $      0.47   $      0.38
                                       ==========   ===========   ===========   ===========   ===========   ===========
  Weighted average number of common
    shares outstanding...............   3,417,391     3,785,102     3,884,708     5,620,741     5,951,844     6,110,745

OTHER OPERATIONS DATA:
  EBITDA (2).........................  $1,260,940   $ 1,606,457   $ 2,888,231   $ 4,613,823   $ 7,285,186   $ 7,158,553

                                                                        SEPTEMBER 30,
                                       --------------------------------------------------------------------------------
                                                                                                             PRO FORMA
                                          1993         1994          1995          1996          1997          1997
                                       ----------   -----------   -----------   -----------   -----------   -----------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital....................  $  901,761   $ 1,498,399   $ 2,068,414   $ 2,304,684   $ 3,096,318   $   644,984
  Total assets.......................   6,101,103     7,098,447    17,916,037    19,516,355    26,580,185    34,740,069
  Notes payable, including current
    portion..........................   2,220,062     2,836,604     2,830,872     1,808,464     4,817,467     9,536,121
  Stockholders' equity...............   2,779,804     3,507,290    12,796,169    14,649,421    18,064,347    20,130,064

------------------
(1) For information concerning the number of shares used in the computation of net income per common share, see Note 1 to the Consolidated Financial Statements.
(2) "EBITDA" represents earnings before interest expense, income tax expense, depreciation and amortization, including amortization of leasehold improvements, acquisition and development costs, and debt expense and discount or premium relating to any indebtedness. EBITDA is not presented herein as an alternative measure of operating results (as determined in accordance with GAAP) or cash flow (as determined in accordance with GAAP). See the Consolidated Statements of Cash Flows of the Company for the amounts of cash flows from each of investing, financing and operating activities for fiscal 1995, 1996 and 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements regarding matters that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated by the forward-looking statements as a result of certain factors, including, but not limited to, those set forth in "Risk Factors" and elsewhere in this Prospectus.

     THE FINANCIAL RESULTS DISCUSSED IN "OVERVIEW," "RESULTS OF OPERATIONS" AND "LIQUIDITY AND CAPITAL RESOURCES" ARE FOR THE COMPANY EXCLUDING CASTLE ROCK.

OVERVIEW

     AquaPenn produces, bottles and sells non-sparkling natural spring water. The Company has adopted a strategy of producing regionally and selling its natural spring water products to national and regional customers, offering both private label and branded products to allow its customers "one-stop-shopping," creating innovative packaging, maintaining state-of-the-art production facilities which allow it to achieve cost effectiveness and producing superior quality products. Part of the Company's strategy includes acquiring the rights to additional spring water sites and acquiring natural spring water companies.

     History. The Company commenced operations in fiscal 1987 as a distributor of 5 gallon containers of natural spring water to the home and office market, and in fiscal 1988 the Company commenced manufacturing and selling spring water ice to supermarkets and other customers. In fiscal 1989, the Company began to refocus its product and distribution strategies by bottling natural spring water in containers for sale directly or through wholesalers to the off-premise retail market in 1 gallon and 2 1/2 gallon sizes. In fiscal 1991, the Company sold assets used in its 5 gallon home and office delivery business, and in fiscal 1994 the Company sold assets used in its ice business. In August 1990, the Company commenced shipping premium PET products, and since that time the Company has primarily focused its efforts on premium PET natural spring water products, which accounted for approximately 82% of the Company's net revenues in fiscal 1997. During fiscal 1995 and 1996, the Company completed a private placement of Common Stock, with proceeds of $8.9 million, which were used to build the Milesburg Facility. This facility was expanded in February 1997, and, as part of the use of net proceeds from this Offering, the Company expects to spend an additional $17.8 million to add additional production capacity and warehouse space. The current expansion is expected to be completed by the end of the Spring of 1998. Since 1994, distribution of the Company's products has increased from 26 states to 49 states. Approximately 80% of the Company's net revenues in fiscal 1994 were in five states: Pennsylvania, Illinois, Ohio, New York and Michigan. In fiscal 1997, the same five states accounted for approximately 57% of the Company's net revenues.

     Factors Affecting Operating Results. Because the Company has limited ability to change the price of its products, the Company's profits are based on generating sufficient sales volume to exceed its costs, including its relatively high fixed costs of production. As the Company completes its capital expenditures in the near term, its profit margins will likely be negatively impacted until sales volumes increase. The Company's largest variable cost is packaging, principally PET bottles, caps and corrugated boxes. Variations in raw materials prices may cause the Company's results to fluctuate. The Company maintains a relatively low level of raw material and finished goods inventory averaging $1.5 million in fiscal 1997. This inventory consists primarily of raw materials, which the Company finds cost effective to purchase in bulk. The Company maintains a limited product inventory because the Company tailors much of its production specifically to customer orders. The Company's PET bottle supplier, Schmalbach-Lubeca, produces PET bottles as needed for the Company on site at the Milesburg Facility. Disruptions in supplies of certain raw materials may negatively impact the Company's ability to deliver finished products to its customers. Competitive pricing pressures may also negatively impact the Company's performance. Finally, the mix of products and packaging sizes sold by the Company may change, particularly as new customers and distribution channels are obtained or as a different mix of products is sold to existing customers. Changes in these aspects of the Company's sales profile may impact profit margins. The Company does not believe that inflation has had a material effect on the Company's operating results during the past three fiscal years.

     Seasonality. The Company's business is highly seasonal, with a concentration of sales in summer months. In the past, inclement weather has negatively impacted the Company's net revenues, particularly in summers that are unusually cool or rainy. In the last three fiscal years, a weighted average of 40.8% of the Company's net revenues have occurred during June, July and August.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain financial data for the Company, excluding Castle Rock, as a percentage of net revenues.

                                                           YEARS ENDED SEPTEMBER 30,
                                                          ---------------------------
                                                          1995       1996       1997
                                                          -----      -----      -----
Net revenues........................................      100.0%     100.0%     100.0%
Cost of goods sold..................................       79.1       75.3       74.5
                                                          -----      -----      -----
Gross profit........................................       20.9       24.7       25.5
Selling, general and administrative.................       14.3       15.3       13.5
                                                          -----      -----      -----
Income from operations..............................        6.6        9.4       12.0
Other income (expense)..............................       (3.2)      (0.6)       0.3
                                                          -----      -----      -----
Income before income tax expense....................        3.4        8.8       12.3
Income tax expense..................................        0.6        3.5        5.0
                                                          -----      -----      -----
Net income..........................................        2.8%       5.3%       7.3%
                                                          =====      =====      =====

  Fiscal 1997 Compared with Fiscal 1996

     Net Revenues. The Company's net revenues increased from $28.2 million in fiscal 1996 to $38.0 million in fiscal 1997, an increase of $9.8 million, or 34.6%. This increase resulted principally from increased sales volume to the Company's existing customer base as well as from sales to new customers. This increase also resulted from the introduction of the Company's new 8 ounce product which accounted for 33.0% of the Company's fiscal 1997 growth. During the fourth quarter of fiscal 1997, the Company experienced a decrease in net revenues from the prior quarter which, in part, was a result of unseasonably cool weather in select markets and the loss of net revenues from two customers which were acquired by other entities. The acquirors of these two customers had existing relationships with other bottled water suppliers and have maintained such existing relationships for the combined companies, although the Company is actively trying to obtain business from them.

     Gross Profit. Gross profit increased from $7.0 million in fiscal 1996 to $9.7 million in fiscal 1997. The gross margin increased from 24.7% in fiscal 1996 to 25.5% in fiscal 1997. Cost of goods sold includes direct materials, direct labor, overhead, depreciation, amortization and transportation. This percentage increase was largely attributable to a new bottle supply contract which went into effect on April 1, 1996. In addition, the Company's direct labor costs and overhead were spread over a greater sales volume, decreasing the cost per unit produced. Transportation expenses, which represent outbound delivery costs, remained relatively unchanged as a percentage of net revenues. Depreciation and amortization was $1.8 million in fiscal 1996 compared to $2.4 million in fiscal 1997, and decreased from 6.5% of net revenues in fiscal 1996 to 6.3% in fiscal 1997. During the fourth quarter of fiscal 1997, the Company experienced a decrease in gross margins. Factors impacting this decrease included a disproportionate increase in certain expenses in addition to a shift in product mix. In particular, transportation expenses were higher due, in part, to an increase in deliveries to the West and Southwest; direct labor expenses were higher due to more labor-intensive requirements for certain packaging; and raw material expenses were higher due to PET resin and corrugated box price increases. Product mix shifts occurred as the Company obtained new customers in different distribution channels, introduced new product sizes and sold a different mix of products to existing customers.

     Selling, General and Administrative. Selling, general and administrative expenses increased from $4.3 million in fiscal 1996 to $5.1 million in fiscal 1997 but decreased from 15.3% of net revenues in fiscal 1996 to 13.5% in fiscal 1997. This decrease was primarily attributable to a greater percentage increase in net revenues.

     Other Income (Expense). Other income increased from $116,484 in fiscal 1996 to $328,180 in fiscal 1997. Other income consists primarily of rental income from the lease of the Company's former State College location and the lease of space in the Milesburg Facility to Schmalbach-Lubeca for production of blow-molding products.

     Interest Expense, Net. Net interest expense decreased from $297,204 in fiscal 1996 to $208,467 in fiscal 1997. This decrease was due to a lower average outstanding revolver balance and more favorable interest rate terms.

     Income Tax Expense. The Company's effective tax rate was 40.0% for fiscal 1996 and 40.6% for fiscal 1997.

  Fiscal 1996 Compared with Fiscal 1995

     Net Revenues. The Company's net revenues increased from $23.0 million in fiscal 1995 to $28.2 million in fiscal 1996, an increase of $5.2 million, or 23.0%. This increase resulted principally from increased sales volume to existing customers as well as from sales to new customers.

     Gross Profit. Gross profit increased from $4.8 million in fiscal 1995 to $7.0 million in fiscal 1996. The gross margin increased from 20.9% in fiscal 1995 to 24.7% in fiscal 1996. This percentage increase was largely due to a decrease in cost of direct materials attributable to the new bottle supply contract which went into effect on April 1, 1996. Depreciation and amortization increased from $1.4 million in fiscal 1995 to $1.8 million in fiscal 1996, and increased from 5.9% of net revenues in fiscal 1995 to 6.5% in fiscal 1996. Substantially all of this increase was attributable to the Milesburg Facility which opened in May 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased from $3.3 million in fiscal 1995 to $4.3 million in fiscal 1996, and increased from 14.3% of net revenues in fiscal 1995 to 15.3% in fiscal 1996. This increase resulted primarily from a larger percentage increase of sales volume being sold through food brokers, a greater percentage of net revenues attributable to sales rebates and accruals, and an increase in personnel expenses.

     Other Income (Expense). Other income increased from $7,090 in fiscal 1995 to $116,484 in fiscal 1996. This increase is the result of commencement of the lease of the Company's former State College location and rental income therefrom.

     Interest Expense, Net. Net interest expense decreased from $745,829 in fiscal 1995 to $297,204 in fiscal 1996 as a result of the repayment of an $8.0 million interim loan from the proceeds of the Company's private placement of Common Stock in fiscal 1995.

     Income Tax Expense. The Company's effective tax rate was 17.5% in fiscal 1995 and 40.0% in fiscal 1996. The effective tax rate in fiscal 1995 differed from the statutory tax rate primarily due to the use of net operating loss carryforwards. As of September 30, 1995, substantially all of the Company's federal net operating loss carryforwards were fully utilized.

  Quarterly Results

     The following table sets forth certain quarterly information for the Company's two most recent years. This unaudited quarterly information has been prepared on the same basis as the audited Consolidated Financial Statements included elsewhere in this Prospectus, and, in the opinion of the Company, reflects a fair presentation of the financial results for the period covered. The table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto. The operating results for any quarter may not necessarily be indicative of results for any future periods.

                                                                     QUARTERS ENDED
                         -------------------------------------------------------------------------------------------------------
                          DEC. 31,    MARCH 31,     JUNE 30,    SEPT. 30,     DEC. 31,    MARCH 31,     JUNE 30,      SEPT. 30,
                            1995         1996         1996         1996         1996         1997         1997          1997
                         ----------   ----------   ----------   ----------   ----------   ----------   -----------   -----------
Net revenues...........  $3,413,572   $5,788,242   $9,173,126   $9,865,801   $5,002,521   $7,419,815   $12,889,053   $12,703,926
Cost of goods sold.....   3,267,086    4,999,297    6,388,573    6,616,357    4,025,163    5,712,637     9,209,757     9,369,381
                         ----------   ----------   ----------   ----------   ----------   ----------   -----------   -----------
Gross profit...........     146,486      788,945    2,784,553    3,249,444      977,358    1,707,178     3,679,296     3,334,545
Selling, general and
  administrative.......     832,406      876,453    1,258,246    1,346,375      943,952    1,050,679     1,504,633     1,627,319
                         ----------   ----------   ----------   ----------   ----------   ----------   -----------   -----------
Income (loss) from
  operations...........    (685,920)     (87,508)   1,526,307    1,903,069       33,406      656,499     2,174,663     1,707,226
Non-operating expense
  (income), net........      71,361       49,211       46,163       13,985      (38,670)     (21,247)      (19,302)      (40,494)
                         ----------   ----------   ----------   ----------   ----------   ----------   -----------   -----------
Income (loss) before
  income taxes.........    (757,281)    (136,719)   1,480,144    1,889,084       72,076      677,746     2,193,965     1,747,720
Income tax expense
  (benefit)............    (302,000)     (54,000)     591,000      755,000       32,400      272,600       878,717       721,035
                         ----------   ----------   ----------   ----------   ----------   ----------   -----------   -----------
Net income (loss)......  $ (455,281)  $  (82,719)  $  889,144   $1,134,084   $   39,676   $  405,146   $ 1,315,248   $ 1,026,685
                         ==========   ==========   ==========   ==========   ==========   ==========   ===========   ===========
Net income (loss) per
  common share.........  $    (0.11)  $    (0.02)  $     0.16   $     0.20   $     0.01   $     0.07   $      0.22   $      0.17
                         ==========   ==========   ==========   ==========   ==========   ==========   ===========   ===========
Weighted average number
  of common shares
  outstanding(1).......   4,226,985    4,259,071    5,624,606    5,642,211    5,806,796    5,811,092     5,919,765     5,951,844
                         ==========   ==========   ==========   ==========   ==========   ==========   ===========   ===========

------------------
(1) The weighted average number of common shares outstanding in loss periods does not include the Convertible Preferred Stock or Common Stock options or warrants under the treasury stock method as outstanding since these securities have an anti-dilutive effect on per share information.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary capital needs have been to fund its working capital requirements and capital expenditures necessitated by its growth. The Company's net cash provided by operating activities was $2.1 million, $3.6 million and $4.8 million in fiscal 1995, 1996 and 1997, respectively.

     The Company's capital expenditures totaled $7.9 million in fiscal 1997, primarily incurred for the expansion of the Milesburg Facility completed in February 1997, including the purchase of and progress payments on new equipment.

     The Company's capital expenditures totaled $2.9 million in fiscal 1996, primarily incurred for the completion of the Milesburg Facility and for the purchase of new box-forming and shrink-wrapping equipment. The Company's capital expenditures totaled $10.4 million in fiscal 1995 for the purchase of property, plant and equipment, primarily related to the opening of the Milesburg Facility in May 1995.

     The Company utilized bridge debt financing as well as other debt borrowings to finance the construction of the Milesburg Facility and the procurement of new equipment. During September 1995 and the beginning of fiscal 1996, the Company privately placed 1.8 million shares of its Common Stock in exchange for an aggregate of $8.9 million (net of $171,042 of aggregate offering costs). The Company used the proceeds of the private placement, together with operating cash flow, to repay substantially all of the debt borrowings used to finance the Milesburg Facility. In addition, the

Company borrowed $1.8 million from the Pennsylvania Industrial Development Authority, through which the Commonwealth of Pennsylvania provides low cost financing to job-creating enterprises. This financing bears an annual fixed rate of interest of 5%, payable monthly, and amortizes over a 15 year period.

     The Company's future capital requirements include $6.6 million to procure land and spring water sources and construct a new bottled water production facility in Florida and $17.8 million to expand the Milesburg Facility, to build additional warehouse and blow-molding space, to purchase additional production lines and equipment, to install a pipeline from the Big Spring to its facility and to purchase other equipment. In addition, the Company's future capital requirements will require the financing and growth of working capital items such as accounts receivable and inventories. The Company anticipates that the funds available from this Offering should support the Company's existing operations at least through fiscal 1998. Long-term capital expenditures are expected to be funded through additional debt borrowings and operating cash flow.

     The Company has begun to address possible remedial efforts in connection with computer software that could be affected by the Year 2000 problem. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company has been informed by the supplier of substantially all of the Company's software that all of such supplier's software that is used by the Company is Year 2000 compliant. The software from this supplier is not used in the Company's manufacturing process but is used in other areas of the Company's operations such as for financial, sales, warehousing and administrative purposes. The Company has no internally generated software and, other than software used in its manufacturing process, obtains a minimal amount of software from other sources. The Company believes that the software used in its manufacturing process does not have a Year 2000 problem that would materially delay production or result in material additional expenditures. After reasonable investigation, the Company has not yet identified any Year 2000 problem but will continue to monitor the issue. However, there can be no assurances that Year 2000 problems will not occur with respect to the Company's computer systems. The Year 2000 problem may impact other entities with which the Company transacts business, and the Company cannot predict the effect of the Year 2000 problem on such entities.

     The Company has $38.0 million in revolving credit facilities, lines of credit and demand notes which incur interest at annual rates between LIBOR plus 1.0% and LIBOR plus 1.7%. The aggregate amount that the Company may borrow under its credit facilities is limited by financial covenants contained in one of the credit agreements. These covenants would have limited the Company's borrowings to approximately $29.1 million at September 30, 1997 (assuming all such credit facilities were in place as of September 30, 1997). At September 30, 1997, the Company had $3.1 million of such borrowings outstanding which are expected to be repaid with the proceeds of this Offering. One of the Company's credit agreements contains a direct prohibition on payment of dividends by the Company. Two credit agreements require the Company to maintain certain financial ratios which currently restrict and may restrict in the future the Company's ability to pay dividends. The terms of these credit agreements require that a ratio of not greater than 2.0 to 1.0 be maintained for the Company's total liabilities to stockholders' equity (excluding all intangible assets) determined in accordance with GAAP as of the end of each fiscal year with respect to one agreement, and as of the end of each quarter of each fiscal year with respect to the other agreement.

     Lease of Spring Water Sources and Acquisitions. On July 10, 1995, the Company entered into an agreement with the Borough of Bellefonte, Pennsylvania to purchase natural spring water from the Big Spring. On July 30, 1997, the Company entered into an agreement with Seven Springs Water Company ("Seven Springs") to purchase natural spring water from Ginnie Springs, and to purchase land adjacent to Ginnie Springs to construct a new bottling facility. The Company expects that the construction of this state-of-the-art facility will require approximately $6.6 million of capital expenditures and construction will be concluded in the Spring of 1998. On October 15, 1997, the Company acquired Castle Rock, providing a West Coast production facility, natural spring water source and brand name. Valuing the Common Stock issued to the Castle Rock shareholders at the Offering price of $13.00, the purchase price for all of the outstanding common stock of Castle Rock was $3.5 million, subject to certain post-closing adjustments, consisting of approximately $1.45 million in cash and approximately $2.07 million in Common Stock. One half of the cash consideration and one half of the Common Stock consideration were paid into escrow pending adjustments based on a final determination of Castle Rock's liabilities and the determination of the Offering price. As part of the acquisition of Castle Rock, the Company assumed up to $4.65 million of the liabilities of Castle Rock, a substantial portion of which the Company repaid shortly after closing.

SUBSEQUENT EVENT -- ACQUISITION OF CASTLE ROCK

     The acquisition of Castle Rock represents the implementation, in part, of the Company's strategy to acquire natural spring bottled water companies and the rights to spring water sites. The Company's objectives for Castle Rock include increasing sales to certain of the Company's national customers which it currently does not serve on the West Coast, reducing per unit production costs by increasing production volume at the Castle Rock facility, and broadening the Castle Rock product line. The Company also expects to achieve reductions in certain selling and administrative expenses. The Company's ability to achieve profitability for the Castle Rock operations is primarily dependent on Castle Rock's achieving higher sales volume without significantly increasing Castle Rock's operating costs.

  Castle Rock Financial Data

     Castle Rock's net revenues were $7.8 million in fiscal 1997, resulting in gross profit of $2.8 million and a gross margin of 35.9% in fiscal 1997. After pro forma reclassification of certain operating expenses to be consistent with the Company's presentation, Castle Rock's gross profit was $1.7 million and the gross margin was 22.2% in fiscal 1997. Cost of goods sold for Castle Rock includes direct materials, direct labor, overhead, depreciation, amortization and transportation. Castle Rock had substantial operating expenses in fiscal 1997 of $2.0 million (after pro forma reclassification of certain operating expenses to be consistent with the Company's presentation), or 26.1% of net revenues, primarily due to substantial sales discounts and costs associated with and the installation of new production lines. Because these lines were not fully operational during the 1997 peak summer season, Castle Rock was unable to offset such operating expenses with higher revenues from increased production volume. These factors, plus interest expense of $200,793, resulted in Castle Rock incurring a loss of $511,033 in fiscal 1997.

     Castle Rock's net cash provided by operating activities was $113,737 in fiscal 1997, largely due to an increase in accounts payable and accrued expenses of $604,003. Capital expenditures totaled $1.7 million in fiscal 1997, primarily incurred for the purchase of new bottling equipment at Castle Rock's production facility. Castle Rock financed such capital expenditures through long-term financing and its line of credit.

AQUAPENN UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  Unaudited Pro Forma Combined Results of Operations

     The following table sets forth for the period indicated certain pro forma financial data for the Company as a percentage of net revenues, adjusted to give effect to the Castle Rock acquisition as if it occurred October 1, 1996. The pro forma financial data set forth below are not necessarily indicative of the financial position or results of operations that would have been achieved had such transaction been consummated at the beginning of fiscal 1997, or that may be achieved in the future.

                                                           PRO FORMA
                                                           YEAR ENDED
                                                       SEPTEMBER 30, 1997
                                                       ------------------
Net revenues.........................................        100.0%
Cost of goods sold...................................         75.1
                                                             -----
Gross profit.........................................         24.9
Selling, general and administrative..................         15.9
                                                             -----
Income from operations...............................          9.0
Other income (expense)...............................         (0.3)
                                                             -----
Income before income tax expense.....................          8.7
Income tax expense...................................          3.7
                                                             -----
Net income...........................................          5.0%
                                                             =====

     The Company's net revenues on a pro forma basis for fiscal 1997 were $45.8 million, an increase of $17.6 million or 62.2% from the Company's actual net revenues for fiscal 1996. The gross profit for the Company on a pro forma basis for 1997 was $11.4 million, an increase of $4.5 million or 63.9% from actual gross profit for fiscal 1996. Net income for the Company on a pro forma basis for fiscal 1997, as adjusted for the income tax benefit due to the net loss of Castle Rock, as if Castle Rock's results had been consolidated with the Company's income tax provision, was $2.3 million, an increase of $833,551 or 56.1% from the actual net income of the Company for fiscal 1996. Net income was also adjusted due to the amortization of the estimated goodwill of $3.8 million relating to the Castle Rock acquisition.

  Unaudited Pro Forma Liquidity and Capital Resources

     The Company's pro forma net cash provided by operating activities was $4.9 million in fiscal 1997, compared to $3.6 million actual in fiscal 1996. The Company's pro forma capital expenditures totaled $9.5 million in fiscal 1997, primarily due to the expansion of the Milesburg Facility and the purchase of bottling equipment for the Castle Rock facility.

     There are no significant short-term capital expenditures planned for Castle Rock. The Company is currently evaluating the long-term capital expenditures that may be necessary for Castle Rock. After the merger of Castle Rock into a subsidiary of the Company, the Company repaid Castle Rock's line of credit and all of Castle Rock's long-term debt other than its equipment leases. Such payments, including amounts paid for accounts payable, totaled approximately $3.8 million as of November 15, 1997. At September 30, 1997, the Company's pro forma amount of total debt was $9.5 million, of which the current portion was $2.6 million.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of and SFAS No. 123, Accounting for Stock-Based Compensation during fiscal 1997. SFAS No. 121 was adopted in the beginning of fiscal 1997 and there was no impact on the consolidated statements of operations upon the adoption of this Statement. The Company elected to adopt the disclosure requirements of SFAS No. 123 as allowed by the Statement.

     In February 1997, SFAS No. 128, Earnings Per Share, was issued and requires dual presentation of basic and diluted earnings per share for complex capital structures on the face of the consolidated statement of operations. According to SFAS No. 128, basic earnings per share, which replaces primary earnings per share, is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share, which replaces fully diluted earnings per share, reflects the potential dilution for the exercise or conversion of securities into common stock. SFAS No. 128 is required to be adopted for the Company's fiscal 1998 year end financial statements and it is expected to have no significant impact on the Company's financial position or results of operations.

     In June 1997, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information were issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components including revenues, expenses, gains and losses in a full set of general-purpose financial statements and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is required to be adopted for the Company's fiscal 1999 year-end financial statements and, as a reporting standard, SFAS No. 130 will have no impact on the Company's financial position or results of operations.

     SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is required to be adopted for the Company's fiscal 1999 financial statements. The Company is currently evaluating the impact, if any, of the adoption of this pronouncement on the Company's existing disclosures.

                                    BUSINESS

THE COMPANY

     AquaPenn produces, bottles and sells non-sparkling natural spring water products to regional and national customers under both retailers' and other customers' private labels and its proprietary brands Pure American, Great American, AquaPenn and Castle Rock. The Company, founded in 1986, is one of the largest producers of private label natural spring water products in the United States, according to Beverage Marketing. Private label products accounted for approximately 43% of the Company's 1997 fiscal year net revenues. The Company's private label and branded customers include, among others, Delta Air Lines, Inc., Gerber Products Company, Sam's Club and Walgreen Co. The Company's net revenues have grown from $9.3 million in fiscal 1993 to $45.8 million in fiscal 1997, representing a compounded annual growth rate of 49.1%. Over the same time period, the Company's net income has grown from approximately $400,000 to approximately $2.3 million, representing a compounded annual growth rate of 55.1%.

     On October 15, 1997, the Company acquired Castle Rock, a bottler and distributor of natural spring water products located in northern California. Castle Rock was first incorporated in California in 1990. Castle Rock has focused on expanding distribution of its natural spring water products throughout the western United States. Castle Rock Spring Water comes in a range of PET bottle sizes, with regular or sport cap, and a one gallon HDPE bottle size. The Company intends to integrate Castle Rock as part of the Company's strategy of developing regional production capacity to provide bottled water products to national and regional customers throughout the United States. See "Business -- Strategy."

INDUSTRY OVERVIEW

     Market Overview. The U.S. bottled water market is comprised of three segments: domestically produced non-sparkling water, domestically produced sparkling water and imported water, which constituted approximately 65%, 21% and 14%, respectively, of 1996 U.S. bottled water wholesale sales, according to Beverage Marketing. The domestically produced non-sparkling water category includes natural spring water obtained from naturally occurring springs, well water, distilled water and purified water. Unlike other beverages, bottled water serves both as a tap water substitute and a refreshment beverage.

     According to Beverage Marketing, the total U.S. market for bottled water has grown from 1.6 billion gallons sold in 1987 to over 3.1 billion gallons in 1996, and accounted for approximately $3.6 billion in wholesale sales during 1996. Non-sparkling water comprises over 87% of the U.S. bottled water market and generated $2.7 billion of wholesale sales in 1996, and is expected to continue to grow as a percentage of gallons sold in the future, according to Beverage Marketing. PET-packaged products comprise approximately 39% of the domestically produced non-sparkling water market and have grown from approximately 83 million gallons in 1987 to approximately 580 million gallons in 1996, representing a compounded annual growth rate of approximately 24%. PET-packaged products accounted for approximately $921 million of wholesale sales in 1996. Approximately 82% of the Company's 1997 net revenues was generated by products packaged in PET containers. According to Beverage Marketing, PET bottled water is among the fastest growing beverage categories in the United States.

     Consumer Trends. Contributing to the growth in consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging. Bottled water, particularly when packaged in premium PET bottles with sport caps, appeals to consumers who are sports enthusiasts or whose lifestyles are oriented to health and fitness. According to Beverage Marketing, consumers' concern over the quality of municipal water supplies has also contributed to an increase in bottled water consumption.

     Bottled water has also become an alternative to other beverages, including soft drinks. According to Information Resources, Inc. ("IRI"), total U.S. gallons sold of soft drinks through food store channels has increased approximately 10% from 1994 through 1996. Over the same time period, gallons sold of ready-to-drink juices have increased approximately 1%. In contrast, non-sparkling bottled water gallons sold have increased approximately 21% from 1994 to 1996, according to Beverage Marketing. Bottled spring water is natural and caffeine and additive free. These attributes and the increased availability of convenient packaging for natural spring water have contributed to the increase in bottled water consumption.

     Distribution Channels. Non-sparkling bottled water is generally sold to end users through four channels. According to Beverage Marketing, the total share of the bottled water market for each channel is as follows: (i) off-premise retail, which consists of supermarket, convenience store and drug store chains and other similar retail outlets (44.9%); (ii) home and office delivery which primarily consists of 5 gallon containers (39.0%); (iii) on-premise retail, which includes restaurants, delicatessens and other similar sites (8.3%); and (iv) vending (7.8%).

     Non-sparkling bottled water is generally delivered to customer locations through direct-store-delivery ("DSD") or warehouse distribution systems. DSD involves delivery of the product directly to the store's location where consumers may purchase the product. Warehouse distribution systems involve the delivery of truckloads of palletized products to the warehouses of regional customers which, in turn, deliver the product directly to the customer's retail sales locations.

     Private Label. Private label products have become increasingly popular among retailers and other customers. For example, supermarket sales of private label products grew 8.5% in 1996 versus 1.4% growth among branded products, according to IRI. Retailers benefit from having a range of private label and branded products as well as from the customer affinity developed from the reinforcement of the retailer's own brand. Other non-retailing customers find it more efficient to source products from a private label manufacturer than to produce the products themselves. Both types of customers often choose private label bottled water producers on the basis of price, consistent product quality, packaging capability, distribution capability and customer service.

     Consolidation. The trend toward consolidation in the bottled water industry is evidenced by the reduction in the number of bottled water filling locations and the corresponding increase in volume produced at most locations over the past ten years. According to Beverage Marketing, in 1996 there were approximately 350 filling locations in the United States versus approximately 425 in 1986, a decrease of 17.6%. The number of filling locations with sales over $75 million doubled to eight from 1995 to 1996. Larger companies are seeking to expand their share within a market, obtain broader distribution and achieve economies of scale with larger volume production.

STRATEGY

     The Company's objective is to be the leading producer and bottler of natural spring water for customers on a national basis. Aspects of the Company's strategy include the following:

     Focus on Premium PET Packaging. While the Company uses numerous types of packaging, it is focused on bottling its natural spring water products in premium PET plastic bottles which accounted for approximately 82% of its net revenues in fiscal 1997. According to Beverage Marketing, PET is the fastest growing segment of the bottled water market, having grown at a compounded annual rate of approximately 24% from 1987 to 1996, representing $921 million of wholesale sales in 1996. The Company currently offers eight premium PET bottle sizes to its customers, with five of those sizes offered in the Company's proprietary bottle shapes and label designs.

     Produce Regionally and Sell to National and Regional Customers. With the acquisition of Castle Rock and the Ginnie Springs source, the Company is implementing its strategy of developing regional production capacity to provide bottled water products to national and regional customers throughout the United States. The ability to provide products to its customers from multiple sites allows the Company to service more effectively national customers such as supermarket chains, drug stores, convenience stores, hotel chains, airlines and restaurant chains, while reducing distribution costs.

     Invest in State-of-the-Art Production Facilities. The Company has invested in state-of-the-art production facilities which it believes are comparable or superior in sophistication to those used by its competitors. These facilities allow the Company to produce high quality natural spring water products in a cost efficient manner while also providing the flexibility to respond rapidly to the changing shipment and production demands of its customers.

     Create Innovative Packaging. The Company incorporates innovative packaging into its natural spring water products in order to differentiate its products from those offered by its competitors and to better meet its customers' demands. The Company is a package design leader, having been one of the first to offer premium PET bottles with sport caps; tamper-evident shrink wrap bands; 20 ounce sports bottles; 8 ounce bottles designed for airlines, food service and other distribution channels; and 24.9 ounce bottles designed to compete with the 24 ounce bottle.

     Provide "One-Stop-Shopping" to Customers. By producing both private label and branded products in a full line of sizes and packages, the Company can offer to its customers "one-stop-shopping" supply arrangements. Customers are able to stock their shelves with a variety of branded water products, while also strengthening their own customer affinity with private label. Private label customers are able to design their own packaging to their specifications. Additionally, because the Company distributes its products throughout the continental United States, the Company's customers need not rely on multiple regional suppliers.

     Provide Superior Customer Service. The Company is focused on providing the highest level of service to its customers. The Company provides flexibility to its customers in terms of order size, delivery timing and method, and, in the case of private label, label design. The Company believes that by remaining responsive to its customers' needs, it will encourage further sales penetration with existing and new customers.

     Growth Strategy. AquaPenn's growth strategy is to increase sales to existing customers, broaden its current customer base, add new distribution channels and expand its product line. The Company's active acquisition program includes obtaining the rights to additional spring water sites and acquiring natural spring water companies. In accordance with this strategy, the Company recently acquired the rights to natural spring water from Ginnie Springs, adjacent to which a new production facility is expected to be constructed and completed by the Spring of 1998. In addition, the Company acquired Castle Rock, a bottler and distributor of natural spring water products located in northern California. The acquisition of the right to Ginnie Springs spring water and the acquisition of Castle Rock will allow the Company to serve its customers more efficiently.

PRODUCT CATEGORIES

     The Company offers both proprietary brands and private label products in each of the categories described below. The Company estimates that approximately 43% of fiscal 1997 net revenues were derived from its private label business and approximately 58% of net revenues were derived from its proprietary brands.

     Natural Spring Water. The Company's natural spring water is sodium and chlorine free. The Company estimates that natural spring water products accounted for approximately 88% of its net revenues in fiscal 1997.

     Distilled Water. The AquaPenn and Great American branded and private label distilled water is primarily used by consumers as a water source for batteries, humidifiers and irons, and for drinking. The Company estimates that distilled water accounted for approximately 4% of its net revenues in fiscal 1997.

     Fluoridated Spring Water. The Company has developed spring water products containing fluoride. AquaPenn currently packages fluoridated spring water for Beech-Nut Nutrition Corporation under the name Beech-Nut(Registered) Spring Water and for Gerber Products Company under the name Gerber(Registered) Baby Water with Fluoride, which is marketed primarily to infants and children. Fluoride-related products accounted for approximately 8% of the Company's net revenues in fiscal 1997.

DISTRIBUTION

     The Company distributes nearly all of its products from its Milesburg Facility by shipping to the regional warehouses of its customers. Unlike a DSD distribution system in which products are delivered via a company's local delivery trucks to individual outlets, AquaPenn distributes to warehouses that service its customers. This approach to distribution results in reduced distribution costs compared to DSD distribution costs, while providing those companies that distribute via warehouse systems, according to Beverage Marketing, access to nearly 80% of all off-premise retail channels. The Company's Castle Rock subsidiary utilizes primarily a DSD distribution system. The Company intends to continue to distribute natural spring water products under the Castle Rock label through the DSD distribution system and private label and other proprietary brands through the warehouse distribution system. In fiscal 1997, sales to Sam's Club and Walgreen Co. accounted for approximately 12% and 10% of net revenues, respectively; no other customer accounted for more than 10% of the Company's net revenues. In fiscal 1997, sales to Wal-Mart Stores, Inc. accounted for approximately 10% of Castle Rock's net revenues. As of September 30, 1997, the Company believes its products were sold in 49 states.

MARKETING

     The Company advertises at the wholesale level and participates in approximately 20 trade shows annually. The Company's products are also marketed through food wholesalers, which deliver to single and chain stores such as convenience stores and delicatessens, and through food brokers, which receive commissions based on a percentage of net revenues for products sold. When possible, the Company attempts to cross-market its private label and branded products.

     The Company has full Electronic Data Interchange ("EDI") capability. EDI is a system which permits customers to place orders and receive invoices electronically. EDI reduces the administrative costs of the Company's customers such as drug store chains and warehouse retailers by eliminating paperwork and reducing processing time. Certain customers and potential customers will only order products from EDI-capable suppliers. The Company currently receives 21.3% of its orders via EDI. The Company believes that its EDI capability permits it to compete better on a national level.

SPRING WATER SOURCES

     The geographical distribution of the Company's natural spring water sources is essential to its strategy of producing regionally and selling to national and regional customers. By developing sources in the Northeast, Southeast and West, the Company will be able to distribute more efficiently to the most significant population areas in the United States. The Company believes that these sources provide high quality natural spring water. "Spring water" is defined by the FDA as water derived from an underground formation from which water flows naturally to the surface of the earth. Under FDA guidelines, bottled water must contain fewer than 500 parts per million ("ppm") in total dissolved solids. Varying amounts of solids provide different "tastes" to water.

     Graysville Spring. The Company's sources include the Graysville Spring with an estimated flow of over 500,000 gallons per day, well in excess of the Company's current and anticipated requirements for the Milesburg Facility. The Company has exclusive use of the leased premises and may draw the full amount of the flow for its bottling needs, except a minimal amount drawn for use by two existing residences. The total dissolved solids of the water from this spring is approximately 120 ppm. The Company leases the spring from the owner of the land on which the spring is located pursuant to a 20 year lease expiring in the year 2017. The Company also has the right of first refusal to buy or lease the land expiring in the year 2026. In connection with the recent renewal of the lease, the Company granted to the lessors a ten year option to purchase up to 12,016 shares of the Company's Common Stock at a price of $8.32 per share. The land abuts state game lands which reduces the risk of contamination or pollution from external sources. The Graysville Spring is approximately 32 miles from the Milesburg Facility and water is transported from the spring to the facility in the Company's stainless steel tanker trucks.

     Big Spring. The Company has entered into an agreement with the Borough of Bellefonte, Pennsylvania to purchase natural spring water from the Big Spring. The estimated total flow of the Big

Spring is approximately 14 million gallons per day, and the Company has rights to purchase up to one million gallons per day. The total dissolved solids of the water from this spring is approximately 140 ppm. The term of the Company's agreement with the Borough of Bellefonte is 50 years with a five year automatic renewal unless prior notice of termination is given. The Company's rights to draw water from the Big Spring are subject to the satisfaction of the water demands of the Borough of Bellefonte water system. There is no restriction on sale by the Borough of Bellefonte of Big Spring water to other purchasers. The Company is working with the Borough of Bellefonte to obtain the necessary permits and approvals to carry out the agreement and enable the Company to construct an approximately five-mile pipeline to transport water from the Big Spring to the Milesburg Facility. As part of the process, the Borough of Bellefonte must obtain a new water allocation permit to reflect an increase in the draw on Big Spring for both the Borough's own needs and for the sale of spring water to the Company. In addition, subsequent to the signing of the agreement with the Company, the Borough of Bellefonte has been directed by the Pennsylvania Department of Environmental Protection to construct a permanent cover over Big Spring. Although there can be no assurance that the Borough of Bellefonte will obtain all necessary permits or approvals, or obtain them in a timely manner, the Company believes that such permits and approvals are obtainable, and if obtained, the pipeline will be built and bottling of Big Spring water will commence in 1999.

     Ginnie Springs. The Company has entered into an agreement with Seven Springs to purchase natural spring water from Ginnie Springs. Pursuant to the agreement, Seven Springs subsequently sold 40 acres of land adjacent to Ginnie Springs to the Company for the construction of a water bottling facility. The Company also has a ten year option to purchase an additional 40 acres. In connection with the execution of the agreement with Seven Springs, the Company granted to Seven Springs a ten year option to purchase up to 45,060 shares of the Company's Common Stock at a price of $8.32 per share.

The estimated total daily flow of Ginnie Springs is 25 million gallons, and pursuant to state regulations Seven Springs is permitted to sell an annual average of up to 1.15 million gallons per day. Pursuant to the agreement with Seven Springs, the Company has agreed to purchase from Seven Springs all water to be processed, purchased or sold at the bottling plant being constructed by the Company adjacent to Ginnie Springs or at any bottling plant within 100 miles of such bottling plant. However, this purchase requirement will be suspended if the spring water quality at Ginnie Springs does not meet the guidelines for drinking water established by the EPA, the FDA or the International Bottled Water Association ("IBWA"). The total dissolved solids of the water from Ginnie Springs is approximately 140 ppm. The term of the agreement between the Company and Seven Springs is 99 years. The Company has obtained the necessary permits from the water management district and Gilchrist County and has begun construction of the new bottling facility. The Company intends to pipe natural spring water from Ginnie Springs to the new bottling facility and begin bottling water in the Spring of 1998.

     Castle Rock. The Company's wholly owned subsidiary, Castle Rock, has an agreement with the City of Dunsmuir, California, pursuant to which Castle Rock purchases natural spring water from the City of Dunsmuir's spring source. The estimated total daily flow from the Castle Rock Spring is approximately one million gallons per day and the total dissolved solids of the water is approximately 95 ppm. The agreement permits Castle Rock to capture water from the source, and then pipe it approximately 1,800 feet to Castle Rock's bottling facility. The term of the agreement is 25 years (until 2015) and Castle Rock has an option to renew for an additional 25 years. The Company may purchase not more than 50 million gallons per year, provided that any daily amount drawn by the Company does not interfere with the domestic use of the City's current and future residential users. The deed in the chain of title that enables the City of Dunsmuir to sell natural spring water to Castle Rock contains limiting language that may restrict the City's ability to sell water to the Company. See "Risk Factors."

PRODUCTION

     The Company has fully equipped, highly automated state-of-the-art production facilities in Pennsylvania and California and is constructing a state-of-the-art facility in Florida which is scheduled for completion in the Spring of 1998. The Company continuously upgrades and improves its production facilities to provide high speed, flexible bottling capabilities which permit the Company to be responsive to customers' shipment and production demands, and to supply a premium quality product.

     Spring Water Treatment and Bottling. Upon delivery to the Company's Milesburg and Castle Rock facilities, the spring water is filtered through 0.2 micron filters and then ozonated during storage in stainless steel storage tanks. Ozone is an unbalanced form of oxygen which, unlike regular oxygen, kills bacteria and micro-organisms 3,000 times faster than chlorine. Unlike chlorine, ozone naturally breaks down to simple oxygen in a few hours and leaves no traces or residues. At the Milesburg Facility, when the spring water leaves the storage tanks it is filtered through a one micron absolute filter and then run through a UV (ultraviolet) light disinfection unit. After exposure to UV light, the water is treated with ozone again. The ozonated water is then piped to the clean room bottling area where the various products are filled and capped. The residual ozone in the bottled products sanitizes the containers as well as the water, making certain the water is pure. The clean room is filled and pressurized with air from two high-volume HEPA (High-Efficiency Particulate Air) air handlers that filter 99.97% of particulates out of the air.

     Packaging. The Company's 160,000 square foot Milesburg Facility is equipped with stainless steel equipment and has several bottling lines. The large space provides the Company with the flexibility to operate existing bottling lines at high speeds. The Company has equipment for multi-packing and is adding multi-pack shrink wrap equipment. The Company's products come in a wide range of bottle sizes including PET bottles in 8 ounce, 12 ounce, .5 liter, 20 ounce, 24.9 ounce, 1 liter, 1.5 liter and 2.0 liter sizes, and .5 gallon, 1 gallon, 2.5 gallon and 5 gallon sizes. The Company believes that it is an industry leader and innovator in packaging.

     The manufacturing process is highly automated. Bottles are mechanically de-palletized, cleaned, rinsed, filled and capped. The bottles are automatically labeled, tamper banded, assembled and packed in cases. After palletizing and stretch wrapping, the product is either loaded directly onto a truck for immediate shipment or is stored in a warehouse for future shipment. Most products are shipped within 48 to 72 hours after production via outside carriers.

     Materials required for the production and packaging of the Company's products include bottles, bottle caps, labels and boxes. The Company maintains a supply on hand of bottle caps, labels and boxes, which are available from numerous suppliers, and has agreements with its principal bottle suppliers for its bottle requirements. The primary raw material used in the manufacture of PET bottles is PET resin, which is produced by several large companies and is generally readily available. See "Risk Factors -- Dependence on Key Suppliers."

     Quality Control. The Company maintains exacting internal quality control standards. Each batch of bottled natural spring water is tested for at least nine chemical and physical parameters as well as five microbiological parameters. The Graysville Spring source and critical points in the Milesburg Facility bottling process are evaluated weekly. Water from the Castle Rock Spring is tested daily and the spring source is inspected weekly. In addition, the Company's spring water is tested annually for over 140 contaminants by an independent testing laboratory. The Company uses stainless steel equipment in order to maximize quality control and cleanliness, and maintains an in-house microbiological laboratory at both its Milesburg and Castle Rock facilities. The Company believes that its quality control standards are equal or superior to the standards of most bottled water producers.

     The Company's products are certified by the National Sanitation Foundation (the "NSF"), an independent agency serving industry, government and consumers in areas relating to public health and the environment. The NSF conducts annual unannounced inspections and extensive product and raw material testing. The Company was awarded the "excellence in manufacturing" award by the IBWA, an award which recognizes the Company's commitment to quality and purity.

COMPETITION

     The bottled water industry is highly competitive. According to Beverage Marketing, there are approximately 350 bottled water filling locations in the United States with sales increasingly concentrated among the larger firms. According to Beverage Marketing, the ten largest bottled water companies accounted for approximately 58% of wholesale dollar sales in 1996. Many of the Company's competitors are more experienced, have greater financial and management resources and have more established proprietary trademarks and distribution networks than the Company. On a national basis, the Company competes with bottled water companies such as The Perrier Group of

America, Inc. (which includes Arrowhead Mountain Spring Water, Poland Spring, Ozarka Spring Water, Zephyrhills Natural Spring Water, Deer Park, Great Bear and Ice Mountain) and Great Brands of Europe (which includes Evian Natural Spring Water and Dannon Natural Spring Water). The Company also competes with numerous regional bottled water companies located in the United States and Canada. AquaPenn has chosen to compete by focusing on innovative packaging, customer service and pricing.

FACILITIES

     The Company's Pennsylvania bottling facility, opened in May 1995 and expanded in February 1997, is located in Milesburg, Pennsylvania, on a 30-acre parcel of land owned by the Company. The February 1997 addition expanded the Company's facility by 52,000 square feet for a total size of 160,000 square feet. This addition has been used for the manufacture of both PET and high density polyethylene (1 gallon) bottles. The Company is currently increasing the size of the Milesburg Facility to 345,000 square feet. Two new sections measuring 115,000 square feet and 70,000 square feet will be added to each end of the existing facility. These additions are scheduled to be completed by Spring of 1998. The Company also leases approximately 11,000 square feet of warehouse space located in Boggs Township, Pennsylvania pursuant to a lease expiring on February 15, 1998.

     The Company's wholly owned subsidiary, Castle Rock, leases a 26,000 square foot office and warehouse in Redding, California pursuant to a lease expiring November 30, 1999. In addition, Castle Rock owns a 20,000 square foot bottling facility in Dunsmuir, California. Castle Rock also separately leases a 2,000 square foot storage space.

     The Company is constructing a 52,500 square foot expandable state-of-the-art water bottling facility on 40 acres adjacent to Ginnie Springs. The new facility will feature all stainless steel production equipment and computerized systems similar to those in place at the Milesburg Facility. The Company expects the facility to be completed in the Spring of 1998.

MANAGEMENT INFORMATION SYSTEMS

     The Company utilizes a software package which runs on an IBM platform and integrates all financial, reporting, warehousing, production, and other applications including EDI ordering. The Company believes that its management information systems are adequate to handle the Company's current growth plans.

TRADEMARKS

     The Company has registrations in the U.S. Patent and Trademark Office (the "PTO") for many of the trademarks that it uses, including Pure American, Great American and AquaPenn. The Company has a registered trademark in the Castle Rock logo. The Company has also filed an application for registration of the Castle Rock name and is awaiting the PTO's assignment of an examiner. The Company believes that its common law and registered trademarks have significant value and goodwill and that some of these trademarks are instrumental in its ability to create demand for and market its products. The Company also has common law trademark protection in the shapes and label designs of several of its bottles. The Company has applied for registration in the PTO of its 20 ounce bottle shape and label design. The combination of the bottle shape and label design is unique to AquaPenn and helps to provide brand recognition of the Company's product. Brand recognition is one of several factors which are important to the Company in maintaining its competitive market position. The Company's proprietary bottle shapes and label designs are protected statutorily as well as under the common law which permits the Company to sue an infringer for money damages and equitable remedies. Upon registration with the PTO of the 20 ounce bottle shape and label design, the Company will have additional protection against infringers, including certain statutory presumptions of ownership, exclusive use and validity of the proprietary mark. The Company's application for registration of the 20 ounce bottle shape and label design was originally rejected by the PTO but is now pending following submission of additional information by the Company to the PTO regarding the distinctiveness of the bottle shape and label design and the functionality of the bottle shape. In connection with such information, the PTO requested a revised drawing and description of the bottle shape and label design which the Company provided. The trademark was published for opposition on

January 20, 1998 in the PTO's Official Gazette. Any party who believes it may be damaged by registration of the trademark has thirty days from the date of publication to file an opposition to registration. Common law trademark protection exists so long as the Company uses its proprietary bottle shapes and label designs in commerce. Registered trademark protection is for a period of ten years, which is renewable so long as the mark is used in commerce. There can be no assurance that the Company's common law or registered trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that the Company would, in such an event, not be prevented from using the trademarks, any of which could have an adverse effect on the Company.

REGULATION

     The Company's operations are subject to numerous federal, state and local laws and regulations relating to its bottling operations, including the identity, quality, packaging and labeling of its bottled water. The Company's bottled water must satisfy FDA standards, which may be periodically revised, for chemical and biological purity. The Company's bottling operations must meet FDA "good manufacturing practices," and the labels affixed to the Company's products are subject to FDA restrictions on health and nutritional claims. In addition, bottled water must originate from an "approved source" in accordance with federal and state standards.

     State health and environmental agencies also regulate water quality and the manufacturing practices of producers. The Pennsylvania Department of Environmental Protection ("DEP") requires the Company to submit one finished product sample and one source sample of water from the Graysville Spring each week to a certified microbiological lab for certified bacteriological analysis, a summary of which is sent monthly to DEP. In California, the Department of Health Services ("DHS") is the principal agency with regulatory authority over bottled water producers, and DHS regulations generally incorporate FDA requirements.

     The Company is a member of the IBWA, a trade organization which promulgates regulations regarding the quality of water which its members may market. The Company is currently in compliance with the IBWA regulations; however, there can be no assurance that the spring water sourced by the Company will continue to meet IBWA regulations.

     The Company has satisfied applicable state and federal requirements and therefore is permitted to sell its bottled water in all 50 states. These laws and regulations are subject to change, however, and there can be no assurance that additional or more stringent requirements will not be imposed on the Company's operations in the future. Although the Company believes that its water supply, products and bottling facilities are in substantial compliance with all applicable governmental regulations, failure to comply with such laws and regulations could have a material adverse effect on the Company.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings. In November 1997, a truck driving trainer employed by one of the Company's carriers was fatally injured at the Milesburg Facility by a moving truck owned and operated by AquaPenn. To date, no claim has been made or threatened against the Company. The Company believes that it was not at fault with respect to the accident and the Company's potential liability, if any, would be covered in full by insurance.

EMPLOYEES

     The Company currently employs approximately 225 full-time employees, including Castle Rock employees, none of whom are covered by collective bargaining agreements. During peak production periods, the Company supplements its full-time work force with part-time employees. The Company believes that its relations with its employees are good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The officers and directors of the Company, together with their ages and business backgrounds, are as follows:

                   NAME                         AGE                 POSITION WITH COMPANY
                   ----                         ---                 ---------------------
Edward J. Lauth, III......................      43       Chairman, President, Chief Executive Officer
                                                         and Director
Geoffrey F. Feidelberg....................      42       Executive Vice President, Chief Operating
                                                         Officer and Chief Financial Officer and
                                                         Director
Dennis B. Nisewonger......................      50       Controller and Assistant Secretary
Calvin J. Wagner, Jr. (1).................      39       Secretary and Director
Walter Bruce (2)..........................      58       Director
Nancy Jean Davis..........................      45       Director
Richard F. DeFluri (1)....................      47       Director
John H. Gutfreund.........................      68       Director
James D. Hammond (1)......................      64       Director
Robert E. Poole, Jr. (1)..................      47       Director
Norman S. Rich (2)........................      60       Director
Henry S. Shatkin..........................      69       Director
Matthew J. Suhey..........................      39       Director

------------------
(1) A member of the Compensation Committee.

(2) Assuming that Weis Markets, Inc. and its subsidiaries sells all of its shares of Common Stock in this Offering, Weis Markets, Inc. shall cause Messrs. Bruce and Rich to resign from the Board effective immediately thereafter.

     EDWARD J. LAUTH, III is the founder of the Company and has been Chairman, President, Chief Executive Officer and a director of the Company since the Company's founding in 1986. Prior to founding the Company, Mr. Lauth spent several years developing and selling commercial real estate, in addition to founding and selling two businesses in State College, Pennsylvania. Mr. Lauth received a B.S. from Rollins College. Mr. Lauth is also a member of the Regional Board of Directors of Mid-State Bank and Trust Company ("Mid-State Bank"), a subsidiary of Keystone Financial, Inc. Mr. Lauth is responsible for sales, marketing and strategic planning of the Company.

     GEOFFREY F. FEIDELBERG has been Executive Vice President and Chief Financial Officer since 1989 and Chief Operating Officer and a director of the Company since 1993. Prior thereto, Mr. Feidelberg was a Senior Manager in the Fort Lauderdale office of Price Waterhouse. Mr. Feidelberg received a B.S. in Accounting from the State University of New York at Binghamton and is a Certified Public Accountant. Mr. Feidelberg is also currently the President and a director of SPE Federal Credit Union. Mr. Feidelberg is responsible for the Company's administration, finance, manufacturing and strategic planning.

     DENNIS B. NISEWONGER has been Controller of the Company since 1993 and Assistant Secretary since 1995. Prior to joining the Company, Mr. Nisewonger was the fiscal officer for Dauphin County. From 1982 to 1989, Mr. Nisewonger was Controller of Murata Electronics, Inc. Mr. Nisewonger is responsible for the Company's internal accounting and auditing function.

     CALVIN J. WAGNER, JR. has been Secretary and a director of the Company since 1988. Mr. Wagner is a Certified Public Accountant and is currently a partner in the accounting firm of Seligman,

Friedman & Co., P.C. From 1991 to 1994, Mr. Wagner was a partner in the accounting firm of Wagner, Mock and Martella.

     WALTER BRUCE has been a director of the Company since 1995. Mr. Bruce has been the Vice President-Private Label for Weis Markets, Inc., a publicly owned supermarket chain, since 1976.

     NANCY JEAN DAVIS has been a director of the Company since 1987. Since 1986, Ms. Davis has been the President and Chairman of McArthur Farms, Inc., a corporation engaged in the distribution of dairy, citrus, beef and feed ingredient commodities.

     RICHARD F. DEFLURI has been a director of the Company since 1987. Mr. DeFluri has been a Senior Associate of the Pennsylvania Financial Group since 1974. In addition, Mr. DeFluri is a director of The Abbey Company, Aris Corporation, Nittany Health Care, Inc., Joyner Sports Medicine, Inc. and PFG Capital.

     JOHN H. GUTFREUND, former Chairman and Chief Executive Officer of Salomon Brothers, Inc. from 1984 to 1991, has been a director of the Company since 1995. Since 1993, Mr. Gutfreund has been President of Gutfreund & Company, a New York-based financial consulting firm. Mr. Gutfreund is also a director of LCA Vision, Inc.

     JAMES D. HAMMOND, PH.D. has been a director of the Company since 1994. Since 1988, Mr. Hammond has been Dean of the Smeal College of Business Administration at Pennsylvania State University. Mr. Hammond is a director of Atlantic Mutual Insurance Company and a trustee of the Scudder Variable Life Fund, the Scudder Pathway Funds and the Scudder Institutional Fund.

     ROBERT E. POOLE, JR. has been a director of the Company since 1994. He has been the Chief Executive Officer and President of S&A Custom Built Homes, Inc., one of the 100 largest homebuilders in the United States, since 1992. Mr. Poole is also on the Advisory Board of PNC Bank of Central Pennsylvania.

     NORMAN S. RICH, a director of the Company since 1989, has been President of Weis Markets, Inc. since 1995. He has served on Weis Markets' Board of Directors since 1990. From 1980 to 1995 Mr. Rich was Vice President of Operations for Weis Markets, Inc.

     HENRY S. SHATKIN has been a director of the Company since 1995. Mr. Shatkin has been the Chief Executive Officer of Shatkin, Arbor, Karlov, a commodities firm in Chicago, since 1992.

     MATTHEW J. SUHEY has been a director of the Company since 1993. Mr. Suhey has been an independent commodities trader at the Chicago Board of Trade since 1990. In addition, Mr. Suhey has been an independent food broker on behalf of the Company since 1992.

     The directors of the Company are elected at the annual meeting of shareholders and each director so elected holds office until his or her successor is elected and shall qualify, or until his or her earlier resignation or removal. The executive officers of the Company are elected by the Board of Directors and serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS; COMPENSATION COMMITTEE INTERLOCKS

     The Board of Directors will elect an Audit Committee and has a standing Compensation Committee. Among other functions, the Audit Committee will make recommendations to the Board of Directors regarding the selection of independent auditors, review the results and scope of the audit and other services provided by the Company's independent auditors, review the Company's financial statements and review and evaluate the Company's internal control functions. The Compensation Committee periodically reviews and evaluates the compensation of the Company's officers and establish guidelines for compensation and benefits for the Company's personnel. The Compensation Committee is comprised of Messrs. DeFluri, Poole, Hammond and Wagner. Mr. Wagner has a stock subscription payable to the Company which, as of September 30, 1997, totaled $71,878.

COMPENSATION OF DIRECTORS

     Each director receives 901 shares of Common Stock per year plus reimbursement of reasonable expenses incurred to attend meetings of the Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of certain information regarding the compensation paid or to be paid by the Company for services rendered to the Company during the fiscal year ended September 30, 1997 with respect to the Company's Chief Executive Officer and all other executive officers whose total annual salary and bonus exceeded $100,000 for such period (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                             ANNUAL COMPENSATION   ------------
                                             -------------------    SECURITIES
                                                                    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR       SALARY (1)         OPTIONS (2)    COMPENSATION
---------------------------           ----       ----------         -----------    ------------
Edward J. Lauth, III ...............  1997        $201,250            30,040        $41,789 (3)
  Chairman, President and Chief
  Executive Officer
Geoffrey F. Feidelberg, ............  1997        $161,000            30,040        $27,192 (4)
  Executive Vice President,
  Chief Operating Officer and
  Chief Financial Officer

------------------
(1) Includes deferred income of 15% of each officer's base annual salary.

(2) Granted pursuant to employment agreements which provide for such grants each fiscal year in which the Company's after-tax profits exceed $1 million.

(3) Includes the following amounts: $3,960 (matching 401(k) contribution); $5,753 (life insurance premiums); $1,000 (award for annual service for 10 years); $21,711 (health insurance coverage); $5,850 (value of shares received for Board membership); and $3,515 (long-term disability insurance).

(4) Includes the following amounts: $3,209 (matching 401(k) contribution); $4,739 (life insurance premium); $700 (award for annual service for 7 years); $7,537 (health insurance coverage); $5,850 (value of shares received for Board membership); and $5,157 (long-term disability insurance).

OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes certain information with respect to Company stock options granted to the Named Executives during the fiscal year ended September 30, 1997.

                                                  INDIVIDUAL GRANTS
                              ---------------------------------------------------------
                                           PERCENT OF                                      POTENTIAL REALIZABLE
                                             TOTAL                                           VALUE AT ASSUMED
                              NUMBER OF     OPTIONS                                        ANNUAL RATES OF STOCK
                              SECURITIES   GRANTED TO                                     PRICE APPRECIATION FOR
                              UNDERLYING   EMPLOYEES      EXERCISE                            OPTION TERM (1)
                               OPTIONS     IN FISCAL    OR BASE PRICE                     -----------------------
            NAME               GRANTED     YEAR 1997      PER SHARE     EXPIRATION DATE      5%            10%
            ----              ----------   ----------   -------------   ---------------   --------       --------
Edward J. Lauth, III........    30,040 (2)     50%         $12.60          9/30/2007      $238,039       $603,238
Geoffrey F. Feidelberg......    30,040 (3)     50%         $12.60          9/30/2007      $238,039       $603,238

------------------
(1) This column shows the hypothetical gains on the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission (the "Commission") and do not represent the Company's estimate or projection of future Common Stock prices.

(2) Granted pursuant to an Employment Agreement dated September 16, 1994 between the Company and Mr. Lauth which provides for a grant of an option to purchase 30,040 shares of Common Stock to Mr. Lauth for each fiscal year in which after-tax profits of the Company exceed $1 million.

(3) Granted pursuant to an Employment Agreement dated September 16, 1994 between the Company and Mr. Feidelberg which provides for a grant of an option to purchase 30,040 shares of Common Stock to Mr. Feidelberg for each fiscal year in which after-tax profits of the Company exceed $1 million.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information concerning the number and value of exercisable and unexercised options to purchase Common Stock held by the Named Executives as of September 30, 1997. No Named Executive exercised any options for Company Stock during fiscal 1997.

    AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                    AND OPTION VALUES AT SEPTEMBER 30, 1997

                                      NUMBER OF SECURITIES                     VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED                        IN-THE-MONEY
                                  OPTIONS AT SEPTEMBER 30, 1997          OPTIONS AT SEPTEMBER 30, 1997 (1)
                                 -------------------------------         ---------------------------------
             NAME                EXERCISABLE       UNEXERCISABLE         EXERCISABLE         UNEXERCISABLE
             ----                -----------       -------------         -----------         -------------
Edward J. Lauth, III...........     90,120                --             $  620,092              $  --
Geoffrey F. Feidelberg.........    330,440                --             $3,281,252              $  --

------------------
(1) Value determined based on the difference between an assumed fair market value on September 30, 1997 of $13.00 per share (equal to the Offering price per share) and the option exercise price for each above-stated option.

EMPLOYMENT AGREEMENTS

     Edward J. Lauth, III. In September 1994, the Company and Mr. Lauth entered into an employment agreement pursuant to which Mr. Lauth receives a salary, adjusted as of September 1996, of $175,000 per year and deferred compensation in the amount of 15.0% of his annual salary. The employment agreement also provides for Mr. Lauth to receive options to purchase 30,040 shares of Common Stock for each fiscal year in which AquaPenn's after-tax profits exceed $1 million. Such after-tax profits were attained for the fiscal years ended September 30, 1996 and 1997. Such options are immediately exercisable, have a term of ten years and an exercise price equal to the fair market value of the Common Stock on the date of grant. The initial term of the employment agreement ended December 31, 1995, but the employment agreement automatically renews for an unlimited number of successive one-year terms unless six months written notice of termination is given by either party. The employment agreement contains a non-compete provision which extends for two years beyond termination of the employment agreement.

     The Company and Mr. Lauth also entered into a change in control agreement in September 1994, which provides that if, within one year of a "change in control" (as defined in the agreement) of AquaPenn, Mr. Lauth is terminated or resigns because his responsibilities have diminished or been significantly changed or his salary has been reduced by more than 15.0%, Mr. Lauth shall be entitled to receive one year's salary and benefits and all outstanding stock options held by Mr. Lauth shall become immediately exercisable. The change in control agreement terminates if Mr. Lauth ceases to be employed by the Company prior to a change in control.

     Geoffrey F. Feidelberg. In September 1994, the Company and Mr. Feidelberg entered into an employment agreement, pursuant to which Mr. Feidelberg receives a salary, adjusted as of September 1996, of $140,000 per year and deferred compensation in the amount of 15.0% of his annual salary. The employment agreement also provides for Mr. Feidelberg to receive options to purchase 30,040 shares of Common Stock for each fiscal year in which AquaPenn's after-tax profits exceed $1 million. Such after-tax profits were attained for the fiscal years ended September 30, 1996 and 1997. Such options are immediately exercisable, have a term of ten years and an exercise price equal to the fair market value of the Common Stock on the date of grant. The initial term of the employment agreement ended December 31, 1995, but the employment agreement automatically renews for an unlimited number of successive one-year terms unless six months written notice of termination is given by either party. The employment agreement contains a non-compete provision which extends for two years beyond termination of the employment agreement.

     The Company and Mr. Feidelberg have also entered into a change in control agreement in September 1994 on substantially the same terms as the change in control agreement entered into with Mr. Lauth.

STOCK PLANS

     The Company's 1992 Stock Option Plan (the "Option Plan") was adopted by the Company's Board of Directors in November 1992 and approved by its shareholders in February 1993. Options exercisable for a total of 300,400 shares of Common Stock are issuable under the Option Plan. The Option Plan provides for the grant to employees of either "incentive stock options" within the meaning of Sections 421 and 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options. Under the Option Plan, only employees (including officers) of the Company are eligible to receive options under the Option Plan. The exercise price of incentive stock options must at least equal the fair market value for the underlying shares on the date of grant or, in the case of options granted to holders of 10.0% or more of the outstanding Common Stock, 110.0% of the fair market value on the date of grant. The exercise price of nonqualified stock options must not be less than the fair market value of the underlying shares on the date of grant. To date, no stock options have been granted under the Option Plan.

     The Option Plan is administered by a committee of four persons appointed by the Board of Directors of the Company which determines the terms of options granted under the Option Plan, including the exercise price and the number of shares subject to the option. The Option Plan provides the Board of Directors with the discretion to determine when options granted thereunder shall become exercisable. Generally, for options granted to employees, such options may be exercised at any time prior to expiration, so long as the optionee continues to be employed by the Company. No option granted under the Option Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the life of the optionee only by the optionee.

     The Company's Stock Purchase Plan was adopted by the Company's Board of Directors in February 1996 and approved by its shareholders in May 1996. A total of one million shares of Common Stock are issuable under the Stock Purchase Plan. No employee will be granted an option if, immediately after the option is granted, such employee will own 5.0% or more of the total voting power or value of all classes of the Company's stock. In addition, no employee will be granted an option if such employee's rights to purchase shares exceeds $25,000 of the fair market value of such shares for such calendar year.

     Under the terms of the Stock Purchase Plan, eligible employees may purchase shares of the Company's Common Stock at 85% of the fair market value at the offering date. Payment for the shares must be made within one year of the offering date. An employee may cancel his or her subscription any time prior to payment in full for the shares. No rights under the Stock Purchase Plan are assignable or transferrable by the employee other than by will or the laws of descent and distribution, and only the employee may exercise such rights during his or her lifetime. The employee's rights under the Stock Option Plan terminate immediately in the event the employment of the employee is terminated for any reason other than death, temporary layoff or retirement with the consent of the Company. Upon termination due to death or retirement with consent of the Company the employee or the employee's estate has one year to pay any amounts due for purchase of shares. If the employee is subjected to temporary layoff and is subsequently rehired within six months, the employee may continue to pay for shares subscribed to by such employee.

     At September 30, 1997, approximately 76,289 shares were subscribed for by eligible employees under the Stock Purchase Plan. The period during which employees must pay for the subscribed shares terminated on January 5, 1998 and 75,586 of the subscribed shares were purchased by that date.

                              CERTAIN TRANSACTIONS

     In February 1992, the Company and Matthew J. Suhey, a director of the Company, entered into a Sales Representative Agreement whereby Mr. Suhey agreed to act as an independent food broker for the Company with an exclusive sales territory. In October 1994, Mr. Suhey received options to purchase 270,360 shares at $1.90 per share of the Company's Common Stock in consideration for the termination of the Sales Representative Agreement. Mr. Suhey and the Company entered into a food broker agreement in December 1995 pursuant to which Mr. Suhey receives annual compensation of $250,000 per year. Mr. Suhey received compensation of $208,305, $214,981 and $250,000 in fiscal years 1995, 1996 and
1997, respectively, for his services as an independent food broker to the Company. In addition, accrued commissions to Mr. Suhey as of September 30, 1997, were $20,833. In September 1995, the Board of Directors of the Company resolved to grant to Mr. Suhey options to purchase 30,040 shares of Common Stock of the Company for each year in which AquaPenn's after-tax profits exceed $1 million. Such after-tax profits have been achieved for fiscal years 1996 and 1997.

     In December 1994, the Company granted options to purchase 30,040 shares at $1.66 per share of the Company's Common Stock to Edward J. Lauth, III, President, Chief Executive Officer and Chairman of the Board of the Company, to replace shares previously transferred by Mr. Lauth to an individual for services rendered to the Company.

     Norman S. Rich, a Director of the Company, is the President of Weis Markets, Inc., the ultimate parent of Aqua Works, Inc., a 32.6% shareholder of the Company. Weis Markets, Inc., which owns and operates supermarkets, purchases natural spring water products from the Company at market prices. Such purchases constituted approximately 1.6% of the Company's total net revenues in fiscal 1997.

     In April 1995, the Company borrowed $8,000,000 from Aqua Works, Inc. The loan was repaid in September 1995 out of the proceeds of a private placement of Common Stock by the Company. In addition, interest expense of $292,000 was incurred and paid by the Company on this loan. In connection with this borrowing, warrants for 135,180 shares of the Company's Common Stock at an exercise price of $4.99 were issued to Aqua Works, Inc. These warrants can be exercised in part or in whole at any time. None of these warrants were exercised in fiscal 1997. As consideration for Mr. Lauth's personal guarantee given on a portion of the $8,000,000 borrowing, the Company issued warrants for 105,140 shares of the Company's Common Stock at an exercise price of $4.99 per share to Mr. Lauth. These warrants can be exercised in part or in whole at any time. In November 1995, Mr. Lauth assigned warrants for 21,028 shares of Common Stock to Calvin J. Wagner, Jr. and warrants for 9,012 shares of Common Stock to James D. Hammond, both directors of the Company. None of the warrants held by Messrs. Lauth, Wagner and Hammond were exercised in 1997.

     On August 29, 1997 the Company entered into a Credit Agreement with Mid-State Bank, pursuant to which Mid-State Bank has extended a $10.0 million revolving credit line and a $6.0 million line of credit to the Company. Edward
J. Lauth, III, President and a director of the Company, is on the Regional Board of Directors of Mid-State Bank.

     As of September 30, 1997, Calvin J. Wagner, Jr., a director of the Company, had a stock subscription payable to the Company in the amount of $71,878.

                PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDERS

     The table below sets forth as of December 31, 1997 certain information regarding the beneficial ownership of shares of Common Stock (i) by each director and executive officer of the Company, (ii) by all the directors and officers as a group, (iii) by each person who is known by the Company to be the owner (or beneficial owner) of 5.0% or more of the Company's outstanding shares of Common Stock and (iv) by each of the Company's current shareholders who is offering to sell shares in this Offering.

                                                                                          BENEFICIAL
                                              BENEFICIAL OWNERSHIP (1)                   OWNERSHIP (1)
                                                PRIOR TO THE OFFERING                 AFTER THE OFFERING
                                              -------------------------   SHARES TO   -------------------
                                               SHARES           PERCENT    BE SOLD     SHARES     PERCENT
                                              ---------         -------   ---------   ---------   -------
DIRECTORS AND OFFICERS (2):
Norman S. Rich..............................  1,867,587(3)(14)   32.6%    1,859,000       8,587       *%
Edward J. Lauth, III........................  1,249,592(4)       21.6        70,000   1,179,592    14.9
Matthew J. Suhey............................    361,231(5)        6.1            --     361,231     4.5
Geoffrey F. Feidelberg......................    361,268(6)        6.1            --     361,268     4.5
Nancy Jean Davis............................    249,615(7)        4.4            --     249,615     3.2
Calvin J. Wagner, Jr........................    127,130(8)        2.3            --     127,130     1.6
Henry S. Shatkin............................     85,013(9)        1.5            --      85,013     1.1
Robert E. Poole.............................     38,451(10)         *            --      38,451       *
Richard F. DeFluri..........................     36,049(11)         *            --      36,049       *
James D. Hammond............................     24,108(12)         *            --      24,108       *
John H. Gutfreund...........................     23,431             *            --      23,431       *
Walter Bruce................................      1,803(13)         *            --       1,803       *
ALL DIRECTORS AND OFFICERS AS A GROUP
  (13 PERSONS)..............................  4,287,790          65.0%    1,929,000   2,358,790    27.5%
OTHER PRINCIPAL AND SELLING SHAREHOLDERS:
Aqua Works, Inc. (14).......................  1,859,476(14)      40.7%    1,859,000         476       *
Lowell S. Fixler............................     32,444             *        32,444          --      --
Sandy & Rockoff Urological Assoc............     27,036             *        27,036          --      --
Lester H. Petnick IRA.......................     27,036             *        22,531       4,505       *
Valassis Enterprises, L.P...................     21,629             *        12,016       9,613       *
Mark S. and Frances Ann Wagner..............     21,629             *         9,613      12,016       *
Carol L. Barash.............................     27,036             *         9,012      18,024       *
John H. Persing, M.D., Inc..................     27,036             *         7,811      19,225       *
Ronald G. Berman............................     21,629             *         6,609      15,020       *
Kirk H. Gibson..............................     21,629             *         6,008      15,621       *
Donald Lord and Myrna Lord..................     21,629             *         5,408      16,221       *
K.R. Schleiden and Joan E. Schleiden........     21,629             *         3,629      18,000       *

------------------

*    Less than one percent.
(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon purchase of shares currently subscribed for or the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised and that shares subscribed for have been purchased. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes of the table, shares of Common Stock are considered beneficially owned by a person if such person has or shares voting or investment power with respect to such stock. As a result, the same security may be beneficially owned by more than one person and, accordingly, in some cases, the same shares are listed opposite more than one name in the table.
(2)  Address is c/o One AquaPenn Drive, Milesburg, Pennsylvania, 16853.

(3) Mr. Rich is the President of Aqua Works, Inc. and Weis Markets, Inc., the ultimate parent of Aqua Works, Inc., the holder of 1,859,476 shares of Common Stock. Because as President of Aqua Works, Inc. and Weis Markets, Inc. Mr. Rich controls the voting and investment power of such shares, for purposes of computing beneficial ownership Mr. Rich is considered to be the beneficial owner of the 1,859,476 shares of Common Stock held by Aqua Works, Inc. Mr. Rich disclaims beneficial ownership of any shares held by Aqua Works, Inc.
(4) Includes 30,653 shares of Common Stock held by the Lauth Family Limited Partnership, 13,067 shares of Common Stock in a Rabbi Trust for the benefit of Mr. Lauth, options and warrants to purchase 165,220 shares of Common Stock and 114,512 shares of Common Stock held by ASW Investors, a Pennsylvania general partnership which has granted Mr. Lauth a proxy to vote all of its shares.
(5) Includes options to purchase 330,440 shares of Common Stock and 15,020 shares of Common Stock held through ASW Investors, in which Mr. Suhey has a 13.1% general partner interest.
(6) Includes 10,814 shares of Common Stock in a Rabbi Trust for the benefit of Mr. Feidelberg, 180 shares of Common Stock held in trusts for which Mr. Feidelberg is trustee, 6,008 shares of Common Stock held by his spouse, 330,440 shares of Common Stock exercisable pursuant to options and subscriptions to purchase 4,394 shares of Common Stock pursuant to the Stock Purchase Plan. Mr. Feidelberg disclaims beneficial ownership of the 6,008 shares of Common Stock held by his spouse.
(7) Includes 228,586 shares of Common Stock and warrants for 21,028 shares of Common Stock held by the Nancy Jean Davis Trust.
(8) Includes 114,512 shares of Common Stock held through ASW Investors, in which Mr. Wagner has a 0.3% general partner interest and, as managing partner, has the power to sell all of the shares.
(9) Includes 68,191 shares of Common Stock held by M-S Capital Fund and 15,020 shares of Common Stock held through ASW Investors, in which Mr. Shatkin has a 13.1% general partner interest.
(10) Includes 34,846 shares of Common Stock held jointly by Mr. Poole with his spouse.
(11) Includes 36,048 shares of Common Stock held by Adicus, L.P. Mr. DeFluri is a general partner of Adicus, L.P.
(12) Includes warrants for 9,012 shares of Common Stock, and 11,490 shares of Common Stock and held jointly by Mr. Hammond with his spouse.
(13) Mr. Bruce is a Vice President of Weis Markets, Inc., the ultimate parent of Aqua Works, Inc., the holder of 1,859,476 shares of Common Stock. Mr. Bruce disclaims beneficial ownership of any shares held by Aqua Works, Inc.
(14) Includes warrants for 135,180 shares of Common Stock. The address of Aqua Works, Inc. is 1000 S. Second Street, Sunbury, Pennsylvania, 17801-0471. Weis Markets, Inc. is the ultimate parent of Aqua Works, Inc.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Pennsylvania law and to the provisions of the Company's Articles of Incorporation, as amended, and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value, and 2,000,000 shares of Preferred Stock, par value $1.00 per share, of which 2,000,000 shares were designated as a series of convertible preferred stock. Immediately following the completion of this Offering, the Company estimates that there will be outstanding an aggregate of 7,740,742 shares of Common Stock and no shares of Convertible Preferred Stock.

COMMON STOCK

     Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of the agreements governing the Company's long-term debt. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and payments to holders of the Convertible Preferred Stock.

     Holders of the Common Stock have no preemptive, conversion or redemption rights and are not subject to further calls or assessments by the Company. Immediately upon consummation of this Offering, all of the then outstanding shares of Common Stock will be validly issued, fully paid and nonassessable.

     The Transfer Agent and Registrar for the Common Stock is American Securities Transfer & Trust, Inc.

PREFERRED STOCK

     The Board of Directors has the authority, without any vote or action by the shareholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. In addition, the issuance of Preferred Stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Company at a premium above the then prevailing market price.

CONVERTIBLE PREFERRED STOCK

     The Convertible Preferred Stock is convertible at the option of the holder at any time into shares of Common Stock at the rate of one share of Convertible Preferred Stock per share of Common Stock. The number of shares of Common Stock into which the Convertible Preferred Stock is converted shall be adjusted to take into account increases or reductions in the number of shares of outstanding Common Stock by reason of a split, share dividend, merger or consolidation. The Convertible Preferred Stock has no redemption features, but does have a preference in liquidation. As of December 31, 1997, all of the holders had converted their Convertible Preferred Stock into Common Stock.

PENNSYLVANIA CORPORATE LAW PROVISIONS

     The Company's Articles of Incorporation and By-laws contain certain provisions which may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for Company stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of the Company's stock and the removal of the Company's management. These provisions empower the Board of Directors, without shareholder approval, to issue Preferred Stock the terms of which, including voting power, are set by the Board.

     The Pennsylvania Business Corporation law contains certain provisions applicable to the Company which may have similar effects. These provisions, among other things: (1) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; (2) prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power; (3) suspend the voting rights of the shares acquired by a person or group acquiring 20% or more of the voting power of the corporation; (4) require that a person or group who acquired, offered to acquire or publicly disclosed the intention of acquiring at least 20% of the voting power of the corporation disgorge "greenmail" profits or profits realized from the disposition of the corporation's securities within 18 months after acquiring at least 20% of the voting power if the security had been acquired by such person or group within 24 months before or 18 months after such person or group acquired 20% of the voting power of the corporation; (5) allow the corporation to adopt shareholders' rights plans with discriminatory provisions (sometimes referred to as "poison pills") whereby options to acquire shares of corporate assets are created and issued which contain terms that limit persons owning or offering to acquire a specified percentage of outstanding shares from exercising, converting, transferring or receiving options and allow the exercise of options to be limited to shareholders or triggered based upon control transactions; (6) shareholders of a corporation would no longer have a statutory right to call special meetings of shareholders or to propose amendments to the articles of incorporation; and (7) in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors may, in considering the best interests of the corporation, consider to the extent they deem appropriate, (i) the effects of any action upon shareholders, employees, suppliers, customers and creditors of the corporation and upon the communities in which offices or other establishments of the corporation are located, (ii) the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation, (iii) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation, (iv) and all other pertinent factors. Further, the board of directors, committees of the board and individual directors are not required, in considering the best interests of the corporation or the effects of any action, to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor. The consideration of the foregoing factors shall not constitute a violation of the board's applicable standard of care.

     Amendment of Articles of Incorporation. The Pennsylvania Business Corporation Law provides that the Articles of Incorporation of a Pennsylvania corporation may be amended by the affirmative vote of a majority of the outstanding voting stock of such corporation, except as otherwise provided by such corporation's Articles of Incorporation.

     General Effect of Anti-Takeover Provisions. The overall effect of these provisions and the existing change in control agreements (see "Management -- Employment Agreements") may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interests as the offer might include a premium over the market price of the Common Stock at that time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some shareholders may want to make if dissatisfied with the conduct of the Company's business.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 7,740,742 shares of Common Stock issued and outstanding (assuming the Underwriters' over-allotment option is not exercised). Of these shares, all 4,071,117 of the shares sold in this Offering (plus any additional shares sold upon the exercise of the Underwriters' over-allotment option) will be freely tradable under the Securities Act, except for shares purchased by "affiliates" of the Company within the meaning of the rules and regulations under the Securities Act.

     The remaining 3,669,625 outstanding shares (the "Restricted Shares"), which were issued by the Company in reliance upon the "private placement" exemption provided by Section 4(2) of the Securities Act, will be deemed restricted securities within the meaning of Rule 144. Restricted Shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

     In general, Rule 144 permits any person who has beneficially owned shares of Common Stock for at least one year to sell without registration, within any three-month period, a number of such shares not exceeding the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. After they have been paid for and held for more than two years, Restricted Shares held by persons who are not affiliates of the Company may be sold without limitation.

     Certain current shareholders of the Company who in the aggregate hold 2,972,123 shares of Common Stock have agreed that they will not sell shares of Common Stock prior to the expiration of 180 days from the date of this Prospectus except with the written consent of the Representatives of the Underwriters. See "Underwriting." Commencing July 27, 1998, 2,813,222 shares of Common Stock held by such current shareholders will be eligible for sale in accordance with Rule 144, subject to the volume limitations thereof.

     Options and warrants (excluding the Weis Markets Warrant) to purchase a total of 949,264 shares of Common Stock have been granted to certain officers, directors and shareholders under pre-existing agreements. A total of 300,400 shares of Common Stock are reserved for issuance under the Option Plan, of which none will have been issued on the date of this Prospectus. A total of 600,800 shares of Common Stock has been reserved for issuance under the Stock Purchase Plan and as of January 5, 1998, 180,845 shares have been purchased by employees. See "Management -- Stock Plans." The Company may file one or more registration statements on Form S-8 immediately following this Offering, registering under the Securities Act shares issued or to be issued pursuant to these options or the Stock Purchase Plan. Certain holders of the options referred to in this paragraph have also agreed that they will not sell any shares of Common Stock acquired by them upon the exercise of their options during the 180 day period following the date of this Prospectus except with the written consent of the Representatives of the Underwriters. Thereafter, shares issued upon exercise of outstanding stock options generally may be sold in the open market.

     Prior to this Offering, there has been no market for the Common Stock, and no precise prediction can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and limit the Company's ability to raise additional capital. See "Risk Factors -- Arbitrary Determination of Offering Price; Possible Volatility of Stock Price" and "Risk Factors -- No Prior Public Market."

                                  UNDERWRITING

     The Underwriters named below, acting through PaineWebber Incorporated, Lazard Freres & Co. LLC and Parker/Hunter Incorporated (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company, the Selling Shareholders and the Representatives (the "Underwriting Agreement"), to purchase from the Company and the Selling Shareholders, and the Company and the Selling Shareholders have agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                               NUMBER
                                                              OF SHARES
UNDERWRITER                                                   ---------
PaineWebber Incorporated....................................  1,268,117
Lazard Freres & Co. LLC.....................................  1,268,000
Parker/Hunter Incorporated..................................    285,000
Bear, Stearns & Co. Inc.....................................    100,000
CIBC Oppenheimer Corp.......................................    100,000
Donaldson, Lufkin & Jenrette Securities Corporation.........    100,000
A.G. Edwards & Sons, Inc. ..................................    100,000
Hambrecht & Quist LLC.......................................    100,000
Lehman Brothers Inc.........................................    100,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........    100,000
Smith Barney Inc............................................    100,000
Fahnestock & Co. Inc........................................     50,000
GS2 Securities, Inc.........................................     50,000
Edward D. Jones & Co., L.P..................................     50,000
Ladenburg Thalmann & Co. Inc. ..............................     50,000
Legg Mason Wood Walker, Incorporated........................     50,000
Pennsylvania Merchant Group Ltd.............................     50,000
Sanders Morris Mundy Inc. ..................................     50,000
Tucker Anthony Incorporated.................................     50,000
C.E. Unterberg, Towbin......................................     50,000
                                                              ---------
        Total...............................................  4,071,117
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase all of the shares of Common Stock are subject to certain conditions. The Underwriters are committed to purchase, and the Company and the Selling Shareholders are obligated to sell, all shares of Common Stock offered by this Prospectus if any of the shares of Common Stock being sold pursuant to the Underwriting Agreement are purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the Offering price set forth on the cover page of this Prospectus and to certain securities dealers at such price less a concession not in excess of $0.54 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.10 per share. After the Offering, the Offering price and the concessions and discounts may be changed by the Representatives.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 610,668 additional shares of Common Stock at the Offering price less the underwriting discount and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as is approximately the percentage of shares of Common Stock that it is obligated to purchase of the total number of the shares under the Underwriting Agreement as shown in the table set forth above. The Underwriters may exercise the option only for the purposes of covering over-allotments, if any, made in connection with the distribution of the shares of Common Stock to the public.

     The Company and certain of the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute payments that the Underwriters may be required to make in respect thereof.

     The Company, its directors and executive officers and certain shareholders, including the Selling Shareholders, have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any shares of Common Stock owned by them prior to the expiration of 180 days from the date of this Prospectus, except: (i) for shares of Common Stock offered hereby; (ii) with the prior written consent of PaineWebber Incorporated; and (iii) in the case of the Company, for the issuance of shares of Common Stock upon the exercise of options or the grant of options to purchase shares of Common Stock.

     At the request of the Company, the Underwriters have reserved approximately 203,555 of the shares of Common Stock for sale at the initial public offering price to directors, officers, employees and business associates of the Company, as well as others designated by the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as all other shares offered hereby.

     Prior to this Offering, there has been no public market for the Common Stock of the Company. Accordingly, the Offering price was determined by negotiations among the Company, the Selling Shareholders and the Representatives of the Underwriters. Factors considered in determining the Offering price included the Company's record of operations, its current financial condition, its future prospects, the market for its products, the experience of its management, the economic conditions of the Company's industry in general, the general condition of the equity securities market, the demand for similar securities of companies considered comparable to the Company and other relevant factors.

     In order to facilitate this Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with this Offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of the Common Stock in market-making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The legality of the shares offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The audited consolidated financial statements of AquaPenn Spring Water Company, Inc. as of September 30, 1996 and 1997, and for each of the years in the three-year period ended September 30, 1997, included in the Prospectus and in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The audited financial statements of Dunsmuir Bottling Company as of and for the year ended September 30, 1997, included in the Prospectus have been audited by Matson and Isom Accountancy Corporation, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains material regarding issuers that file electronically with the Commission.

     Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein or therein, are not necessarily complete, and in each such instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants and with quarterly reports containing updated summary financial information for each of the first three quarters of each fiscal year.

              AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              Page
                                                              ----

Consolidated Financial Statements of AquaPenn Spring Water
  Company, Inc. and Subsidiaries
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Stockholders' Equity...........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7

Financial Statements of Dunsmuir Bottling Company
  Independent Auditors' Report..............................  F-17
  Balance Sheet.............................................  F-18
  Statement of Operations and Retained Earnings (Deficit)...  F-19
  Statement of Cash Flows...................................  F-20
  Notes to the Financial Statements.........................  F-21

AquaPenn Spring Water Company, Inc. Unaudited Pro Forma
  Combined Financial Data
  Unaudited Pro Forma Combined Financial Data...............  F-29
  Pro Forma Combined Balance Sheet..........................  F-30
  Pro Forma Combined Statement of Operations................  F-31
  Notes to Unaudited Pro Forma Combined Financial Data......  F-32

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of AquaPenn Spring Water Company, Inc.:

We have audited the accompanying consolidated balance sheets of AquaPenn Spring Water Company, Inc. and subsidiaries as of September 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AquaPenn Spring Water Company, Inc. and subsidiaries as of September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
State College, Pennsylvania
October 21, 1997, except for note 15
which is as of October 24, 1997

              AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      SEPTEMBER 30,
                                                               ----------------------------
                                                                  1996             1997
                                                               -----------      -----------
                            ASSETS
Current Assets:
  Cash and cash equivalents..............................      $   185,535      $   687,035
  Accounts receivable, net...............................        2,794,776        3,604,524
  Inventories............................................        1,331,388        1,533,617
  Prepaid expenses and other current assets..............          278,595          425,279
  Deferred income taxes..................................          326,900          243,400
                                                               -----------      -----------
     Total current assets................................        4,917,194        6,493,855
Property, plant, and equipment, net......................       14,554,929       20,030,909
Other....................................................           44,232           55,421
                                                               -----------      -----------
     Total assets........................................      $19,516,355      $26,580,185
                                                               ===========      ===========

          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of notes payable.......................      $    90,840      $   298,966
  Accounts payable and accrued liabilities...............        2,521,670        3,098,571
                                                               -----------      -----------
     Total current liabilities...........................        2,612,510        3,397,537
Notes payable............................................        1,717,624        4,518,501
Deferred income taxes....................................          536,800          599,800
                                                               -----------      -----------
     Total liabilities...................................        4,866,934        8,515,838
                                                               -----------      -----------
Stockholders' Equity:
  Series A, non-voting convertible preferred stock,
     $1 par value; 2,000,000 shares authorized,
     1,713,750 shares issued.............................        1,713,750        1,713,750
  Common stock, no par value, 100,000,000 shares
     authorized; 4,283,760, and 4,423,712 shares issued,
     respectively........................................               --               --
  Additional paid-in capital.............................       11,560,834       12,196,269
  Retained earnings......................................        1,455,701        4,242,456
  Less 11,250 shares of preferred stock in treasury, at
     cost................................................          (11,250)         (11,250)
  Less 3,004 shares of common stock in treasury, at
     cost................................................           (5,000)          (5,000)
  Less stock subscriptions receivable....................          (64,614)         (71,878)
                                                               -----------      -----------
     Total stockholders' equity..........................       14,649,421       18,064,347
                                                               -----------      -----------
     Total liabilities and stockholders' equity..........      $19,516,355      $26,580,185
                                                               ===========      ===========

          See accompanying notes to consolidated financial statements.

              AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            YEARS ENDED SEPTEMBER 30,
                                                  ---------------------------------------------
                                                     1995             1996             1997
                                                  -----------      -----------      -----------
Revenues:
  Product sales.............................      $22,617,746      $27,931,308      $37,526,028
  Other sales...............................          338,307          309,433          489,287
                                                  -----------      -----------      -----------
Net revenues................................       22,956,053       28,240,741       38,015,315
Cost of goods sold..........................       18,153,355       21,271,313       28,316,938
                                                  -----------      -----------      -----------
Gross profit................................        4,802,698        6,969,428        9,698,377
Selling, general and administrative.........        3,290,609        4,313,480        5,126,583
                                                  -----------      -----------      -----------
Income from operations......................        1,512,089        2,655,948        4,571,794
Other income (expense):
  Other income..............................            7,090          116,484          328,180
  Interest expense, net.....................         (745,829)        (297,204)        (208,467)
                                                  -----------      -----------      -----------
                                                     (738,739)        (180,720)         119,713
                                                  -----------      -----------      -----------
Income before income tax expense............          773,350        2,475,228        4,691,507
Income tax expense..........................          135,000          990,000        1,904,752
                                                  -----------      -----------      -----------
Net income..................................      $   638,350      $ 1,485,228      $ 2,786,755
                                                  ===========      ===========      ===========
Net income per common share.................      $       .16      $       .26      $       .47
                                                  ===========      ===========      ===========
Weighted average number of common shares
  outstanding...............................        3,884,708        5,620,741        5,951,844
                                                  ===========      ===========      ===========

          See accompanying notes to consolidated financial statements.

              AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                             NUMBER OF
                                             SHARES OF
                                 SERIES A     COMMON     ADDITIONAL     RETAINED
                                PREFERRED      STOCK       PAID-IN      EARNINGS    TREASURY   SUBSCRIPTION
                                  STOCK       ISSUED       CAPITAL     (DEFICIT)     STOCK      RECEIVABLE       TOTAL
                                ----------   ---------   -----------   ----------   --------   ------------   -----------
BALANCE, SEPTEMBER
  30, 1994...................   $1,713,750   2,424,886   $ 2,529,881   $ (667,877)  $(16,250)     $(52,214)    $ 3,507,290
  Issuance of Common Stock
    for services rendered by
    the Company's Board of
    Directors................           --      10,814        54,000           --         --            --          54,000
  Common Stock Options
    Exercised................           --      24,032        40,000           --         --            --          40,000
  Issuance of Common Stock
    for Private Placement....           --   1,748,328     8,562,384           --         --            --       8,562,384
  Interest Accrued on
    Subscription
    Receivable...............           --          --            --           --         --        (5,855)         (5,855)
  Net Income.................           --          --            --      638,350         --            --         638,350
                                ----------   ---------   -----------   ----------   --------      --------     -----------
BALANCE, SEPTEMBER
  30, 1995...................    1,713,750   4,208,060    11,186,265      (29,527)   (16,250)      (58,069)     12,796,169
  Issuance of Common Stock
    for services rendered by
    the Company's Board of
    Directors................           --      10,814        54,000           --         --            --          54,000
  Issuance of Common Stock in
    Private Placement........           --      64,886       320,569           --         --            --         320,569
  Interest Accrued on
    Subscription
    Receivable...............           --          --            --           --         --        (6,545)         (6,545)
  Net Income.................           --          --            --    1,485,228         --            --       1,485,228
                                ----------   ---------   -----------   ----------   --------      --------     -----------
BALANCE, SEPTEMBER
  30, 1996...................    1,713,750   4,283,760    11,560,834    1,455,701    (16,250)      (64,614)     14,649,421
  Issuance of Common Stock
    for services rendered by
    the Company's Board of
    Directors................           --      10,814        70,200           --         --            --          70,200
  Issuance of Common Stock
    for Employee Stock
    Purchase Plan............           --     105,256       445,985           --         --            --         445,985
  Issuance of Common Stock
    for Rabbi Trust..........           --      23,882       119,250           --         --            --         119,250
  Interest Accrued on
    Subscription
    Receivable...............           --          --            --           --         --        (7,264)         (7,264)
  Net Income.................           --          --            --    2,786,755         --            --       2,786,755
                                ----------   ---------   -----------   ----------   --------      --------     -----------
BALANCE, SEPTEMBER
  30, 1997...................   $1,713,750   4,423,712   $12,196,269   $4,242,456   $(16,250)     $(71,878)    $18,064,347
                                ==========   =========   ===========   ==========   ========      ========     ===========

          See accompanying notes to consolidated financial statements.

              AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         YEARS ENDED SEPTEMBER 30,
                                                   -------------------------------------
                                                      1995          1996         1997
                                                   -----------   ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $   638,350   $1,485,228   $2,786,755
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...............    1,352,826    1,831,626    2,385,212
     Provision for doubtful accounts.............       15,000       25,000           --
     Provision for deferred income taxes, net....     (194,500)     372,000      146,500
     Issuance of common stock for services.......       54,000       54,000       70,200
     (Increase) in accounts receivable...........     (413,298)    (663,986)    (809,748)
     (Increase) decrease in inventories..........     (959,287)     373,407     (202,229)
     (Increase) decrease in prepaid expenses and
        other current assets.....................          107     (141,482)    (146,684)
     (Increase) in other assets..................      (13,520)      (4,615)     (11,189)
     Decrease in certificates of deposit --
        pledged..................................       15,814           --           --
     Increase in accounts payable and accrued
        liabilities..............................    1,566,843      232,674      576,901
                                                   -----------   ----------   ----------
        Net cash provided by operating
           activities............................    2,062,335    3,563,852    4,795,718
                                                   -----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant, and equipment.....  (10,430,942)  (2,949,010)  (7,861,192)
                                                   -----------   ----------   ----------
        Net cash used in investing activities....  (10,430,942)  (2,949,010)  (7,861,192)
                                                   -----------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable....................   10,925,000    4,913,536    7,301,460
  Repayments of notes payable....................  (10,930,732)  (5,935,944)  (4,292,457)
  Proceeds from exercise of stock options........       40,000           --           --
  Proceeds from issuance of common stock.........           --           --      565,235
  Proceeds from private stock offering, net......    8,562,384      320,569           --
  Interest accrued on stock subscriptions
     receivable..................................       (5,855)      (6,545)      (7,264)
                                                   -----------   ----------   ----------
        Net cash provided by (used in) financing
           activities............................    8,590,797     (708,384)   3,566,974
                                                   -----------   ----------   ----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................      222,190      (93,542)     501,500
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...       56,887      279,077      185,535
                                                   -----------   ----------   ----------
CASH AND CASH EQUIVALENTS AT END
  OF YEAR........................................  $   279,077   $  185,535   $  687,035
                                                   ===========   ==========   ==========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest, net
     of $101,923 in capitalized interest in
     1995........................................  $   762,055   $  307,720   $  192,299
  Cash paid during the year for income taxes.....       68,342      174,568    1,627,100

          See accompanying notes to consolidated financial statements.

              AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BACKGROUND OF BUSINESS

     AquaPenn Spring Water Company, Inc. (the Company), was formed as a Pennsylvania corporation during November 1986. The Company bottles and distributes non-sparkling natural spring water.

     The Company's water products are sold to both regional and national customers under retailers' and other customers' private labels and under its proprietary brand labels.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries.

     CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     INVENTORIES

     Inventories are stated at the lower of cost or market with cost determined using the first-in first-out (FIFO) method.

     PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are recorded at cost. Depreciation and amortization on property, plant, and equipment are provided utilizing the straight-line method over the estimated useful lives of the related assets.

     Repairs and maintenance are charged to expense and betterments are capitalized; any gain or loss on dispositions is recognized currently.

     The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (Statement No. 121) in the beginning of fiscal 1997. There was no impact on the consolidated statements of operations upon the adoption of Statement No. 121.

     REVENUE RECOGNITION

     Revenue is recognized when products are shipped.

     INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

              AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     NET INCOME PER SHARE

     Net income per share is based on the weighted average number of shares of common stock outstanding during the periods increased by convertible preferred stock and dilutive common stock equivalents using the treasury stock method. Common shares issued and stock options granted within one year prior to the Offering have been included in the calculation of shares used in computing net income per common share as if they were outstanding for all periods presented.

     RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform with current year presentations.

(2) RELATED PARTY TRANSACTIONS

     The Company has entered into the following transactions with related parties:

     o The Company sold product to a corporate investor in the Company at normal sales prices in the amount of approximately $625,000, $696,000 and $738,000 in fiscal 1995, 1996, and 1997, respectively. Accounts receivable from this investor at September 30, 1996 and 1997 were approximately $75,000 and $68,000, respectively.

     o The Company recorded compensation expense to a director of $208,305, $214,981 and $250,000 in fiscal 1995, 1996, and 1997, respectively, for his services as an independent food broker. Accrued commissions to this director at September 30, 1996 and 1997 were $20,833 each year.

     o The Company had stock subscriptions receivable from a director of $64,614 and $71,878 at September 30, 1996 and 1997, respectively. In addition, the Company recorded $23,625 in fees relating to this director's services associated with the Company's private placement transaction (see note 13) during fiscal 1995.

     o In April 1995, the Company borrowed $8,000,000 from a corporate investor in the Company. The loan was repaid in September 1995 out of the proceeds of the private placement transaction (see note 13). In addition, interest expense of $292,000 was incurred and paid by the Company on this loan. In connection with this loan, 135,180 common stock warrants were issued to this corporate investor exercisable at $4.99 per warrant. These warrants may be exercised in part or in whole at any time. None of these warrants were exercised in fiscal 1996 or 1997.

     o The Company issued 105,140 common stock warrants to the President exercisable at $4.99 per warrant. These warrants may be exercised in part or in whole at any time. These warrants were issued as consideration for the President's personal guarantee given on a portion of the $8,000,000 borrowing. During fiscal 1996, 30,040 of those warrants were sold to two Directors of the Company by the President.

              AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

(3) ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                                       SEPTEMBER 30,
                                                                ---------------------------
                                                                   1996             1997
                                                                ----------       ----------
Accounts receivable -- trade.............................       $2,868,525       $3,676,555
Other....................................................           26,251           27,969
                                                                ----------       ----------
                                                                 2,894,776        3,704,524
Less allowance for doubtful accounts.....................          100,000          100,000
                                                                ----------       ----------
                                                                $2,794,776       $3,604,524
                                                                ==========       ==========

(4) INVENTORIES

Inventories consist of the following:

                                                                       SEPTEMBER 30,
                                                                ---------------------------
                                                                   1996             1997
                                                                ----------       ----------
Raw materials............................................       $  910,988       $1,087,507
Finished goods...........................................          420,400          446,110
                                                                ----------       ----------
                                                                $1,331,388       $1,533,617
                                                                ==========       ==========

(5) PROPERTY, PLANT, AND EQUIPMENT

     Major classifications of these assets are summarized as follows:

                                                      ESTIMATED               SEPTEMBER 30,
                                                     USEFUL LIVES      ----------------------------
                                                       IN YEARS           1996             1997
                                                     ------------      -----------      -----------
Land...........................................         --             $ 1,140,850      $ 1,190,850
Land improvements..............................         20                 129,819          154,121
Buildings......................................         30               5,565,101        7,729,748
Machinery and equipment........................        3-10              9,532,609       13,941,998
Transportation equipment.......................        3-5                 497,943          497,943
Construction in progress.......................         --               1,664,776        2,877,630
                                                                       -----------      -----------
                                                                        18,531,098       26,392,290

Less accumulated depreciation and
  amortization.................................                          3,976,169        6,361,381
                                                                       -----------      -----------
                                                                       $14,554,929      $20,030,909
                                                                       ===========      ===========

     Property held for rental is classified as property, plant, and equipment. This property relates to the Company's former manufacturing facility in State College, Pennsylvania which has a net book value of approximately $1,184,000, which is net of approximately $483,000 in accumulated depreciation at September 30, 1997.

     Interest costs for the construction and purchase of certain long-term assets relating to the Company's new facility in Milesburg, Pennsylvania, were capitalized and are being amortized over the related assets' estimated useful lives. The Company capitalized net interest costs of $101,923 in fiscal 1995 and $0 in fiscal 1996 and 1997.

     Total depreciation and amortization expense was $1,352,826, $1,831,626 and $2,385,212 in fiscal 1995, 1996, and 1997, respectively.

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

(6) NOTES PAYABLE

                                                                       SEPTEMBER 30,
                                                                 --------------------------
                                                                    1996            1997
                                                                 ----------      ----------
Unsecured note payable to a bank, $10,000,000 revolving
  credit note -- interest at London Interbank Offered Rate
  (LIBOR) plus 1.7% (7.325% at September 30, 1997),
  requires interest only through February 1999 with
  principal and interest due monthly thereafter with
  maturity in 2004.........................................              --      $2,900,000
Mortgage funding payable in monthly installments of
  principal and interest to the Pennsylvania Industrial
  Development Authority at 5%, due through May 2011........       1,785,950       1,700,383
Note payable to a bank, $6,000,000 line of credit at LIBOR
  plus 1.0% (6.625% at September 30, 1997), payable on
  demand and requires a negative pledge on the Company's
  accounts receivable and inventories......................              --         200,000
Various installment loan obligations at interest rates
  between 9% and 10%, due through September 1999, payable
  to various companies, secured by machinery and
  equipment................................................          22,514          15,624
Unsecured note payable to a bank, $6,000,000 line of
  credit, interest at LIBOR plus 1.2% (6.825% at September
  30, 1997), and is due February 1998......................              --           1,460
                                                                 ----------      ----------
                                                                  1,808,464       4,817,467
Less portion due within one year...........................          90,840         298,966
                                                                 ----------      ----------
                                                                 $1,717,624      $4,518,501
                                                                 ==========      ==========

     Interest expense was $762,055, $306,970 and $208,467 in 1995, 1996, and
1997, respectively, and is recorded in other income (expense) in the consolidated statements of operations.

     Based on current payment terms, the required principal reduction of the above debt is as follows:


YEAR ENDING SEPTEMBER 30,                           AMOUNT
-------------------------                         ----------

1998............................................  $  298,966
1999............................................     237,000
2000............................................     313,000
2001............................................     335,000
2002............................................     358,000
Thereafter......................................   3,275,501
                                                  ----------
                                                  $4,817,467
                                                  ==========

(7) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                    SEPTEMBER 30,
                                             ---------------------------
                                                1996             1997
                                             ----------       ----------

Accounts payable...........................  $  868,436       $1,021,471
Accrued expenses...........................     874,093          860,825
Accrued payroll............................      96,513          142,224
Income taxes payable.......................     595,319          822,322
Other......................................      87,309          251,729
                                             ----------       ----------
                                             $2,521,670       $3,098,571
                                             ==========       ==========

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

(8) EMPLOYEE BENEFIT PLAN

     Effective March 1, 1994, the Company adopted a deferred 401(k) Salary Savings Plan for the benefit of its employees and their beneficiaries. Generally, any employee who has completed six months of service and is over 21 years of age is eligible to participate in the Plan. Each eligible employee may elect to contribute up to 15% of his or her compensation for services rendered in any year. The Company matches employee contributions in an amount equal to 100% of the first 1%, 75% of the second 1%, and 50% of the third 1% of each participant's contributions. The Company contributed approximately $10,000, $24,000 and $52,000 in fiscal 1995, 1996, and 1997, respectively.

(9) SALES TO MAJOR CUSTOMERS

     During fiscal 1995 and 1996, sales to one customer accounted for approximately 17% and 23%, respectively, of net revenues. During fiscal 1997, sales to two customers accounted for approximately 15% and 11% of net revenues. Accounts receivable from these customers totaled approximately $665,000 and $459,000, respectively, at September 30, 1997.

(10) INCOME TAXES

     The provision for income taxes attributable to income from operations consists of the following:

                                                    YEARS ENDED SEPTEMBER 30,
                                            ------------------------------------------
                                              1995            1996             1997
                                            ---------       ---------       ----------
Currently payable:
  Federal............................       $ 254,500       $ 483,900       $1,452,000
  State..............................          75,000         134,100          306,252
                                            ---------       ---------       ----------
                                              329,500         618,000        1,758,252
                                            ---------       ---------       ----------

Deferred (benefit):
  Federal............................        (153,700)        274,600          108,100
  State..............................         (40,800)         97,400           38,400
                                            ---------       ---------       ----------
                                             (194,500)        372,000          146,500
                                            ---------       ---------       ----------
                                            $ 135,000       $ 990,000       $1,904,752
                                            =========       =========       ==========

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

     Total income tax expense was $135,000, $990,000 and $1,904,752 for the years ended September 30, 1995, 1996, and 1997, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 35 percent to pretax income as a result of the following:

                                                    YEARS ENDED SEPTEMBER 30,
                                            ------------------------------------------
                                              1995            1996             1997
                                            ---------       ---------       ----------
Computed "expected" tax expense......       $ 270,500       $ 866,000       $1,642,000
State income tax, net of federal
  benefit............................          60,000         153,000          227,000
Change in valuation allowance........        (262,500)        (27,000)              --
Other, net...........................          67,000          (2,000)          35,752
                                            ---------       ---------       ----------
                                            $ 135,000       $ 990,000       $1,904,752
                                            =========       =========       ==========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1996 and 1997 are presented below:

                                                             SEPTEMBER 30,
                                                        -----------------------
                                                          1996           1997
                                                        --------       --------
Deferred tax assets:
  Accounts receivable, due to allowance for doubtful
     accounts.........................................  $ 40,600       $ 40,600
  Inventories.........................................    78,800         70,100
  Deferred compensation...............................    44,000         62,500
  Net operating loss carryforwards....................    39,000          5,300
  Alternative minimum tax credit carryforwards........   104,500             --
  Other, principally due to accruals for financial
     reporting purposes...............................    72,100        131,500
                                                        --------       --------
Total gross deferred tax assets.......................   379,000        310,000
Less valuation allowance..............................        --             --
                                                        --------       --------
Total deferred tax assets.............................   379,000        310,000
                                                        --------       --------

Deferred tax liabilities:
  Plant and equipment, principally due to differences
     in depreciation..................................   580,800        662,400
  Other...............................................     8,100          4,000
                                                        --------       --------
Total gross deferred tax liabilities..................   588,900        666,400
                                                        --------       --------
Net deferred tax liability............................  $209,900       $356,400
                                                        ========       ========

     Deferred tax assets and liabilities are reported net within deferred income taxes on the consolidated balance sheets at September 30, 1996 and 1997.

     Under Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (Statement 109), a valuation allowance is recognized if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax asset will not be recognized. Based on the weight of all available evidence, the Company concludes that a valuation allowance is not needed.

     At September 30, 1997, the Company has Pennsylvania net operating loss carryforwards for state income tax purposes of approximately $89,000 which are available to offset future Pennsylvania taxable income, if any, through the fiscal year ending September 30, 1998 subject to limitation.

              AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

(11) COMMITMENTS

     The Company rents certain land, office equipment, and transportation equipment under noncancellable operating leases. Rent expense for these leases amounted to approximately $127,000, $152,000 and $138,000 for fiscal 1995, 1996, and 1997, respectively. The future minimum annual rent commitments under these leases are approximately as follows:

YEAR ENDING SEPTEMBER 30,                            AMOUNT
-------------------------                           --------

1998..............................................  $110,000
1999..............................................    63,000
2000..............................................    41,000
2001..............................................    15,000
2002..............................................    16,000
Thereafter........................................    37,000
                                                    --------
                                                    $282,000
                                                    ========

     At September 30, 1997, the Company has entered into a commitment to purchase land and construct a production facility in North Central Florida. The facility, which is expected to be completed in fiscal 1998, is estimated to cost approximately $6,588,000.

     In addition, the Company has made certain commitments to expand the Milesburg Facility. These commitments are for buildings, building improvements and equipment. As of September 30, 1997, the open commitments relating to this facility are approximately $8,250,000.

(12) STOCKHOLDERS' EQUITY

  Common Stock

     The Company maintains various stock option agreements and plans. Stock options have been granted at prices at or above the fair market value as of the date of the grant. Options vest and expire according to terms established at the grant date.

     In fiscal year 1997, the Company adopted the disclosure requirements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement No. 123). As allowed by Statement No. 123, the Company has chosen to continue to account for stock based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the grant date over the amount employees must pay to acquire the stock. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's Plans been determined under Statement No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                            SEPTEMBER 30,
                                                     ---------------------------
                                                        1996             1997
                                                     ----------       ----------
Net income as reported.............................  $1,485,000       $2,787,000
        Pro forma..................................   1,104,000        2,247,000
Net income per share as reported...................  $     0.26       $     0.47
        Pro forma..................................        0.20             0.38

     The 1996 and 1997 pro forma amounts include the effect of the common shares issued under the Stock Purchase Plan as if they were accounted for under Statement 123.

              AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

(12) STOCKHOLDERS' EQUITY -- CONTINUED

     The per share weighted-average fair values of stock options granted during fiscal years 1996 and 1997 were $4.54 and $6.75, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: fiscal year 1996 expected dividend yield 0%, risk-free interest rate of 5.945%, a volatility factor of the expected market price of the Company's common stock of .4166, and a weighted-average expected life of approximately 9 years; fiscal year 1997 expected dividend yield 0%, risk-free interest rate of 5.945%, a volatility factor of the expected market price of the Company's common stock of .4166, and a weighted-average expected life of approximately 10 years.

     The fair market value of stock options included in the pro forma amounts for fiscal years 1996 and 1997 is not necessarily indicative of future effects on net income and net income per share.

     A summary of the status of the Company's stock option plans and changes during the years ended on those dates is presented below:

                                           SEPTEMBER 30, 1995      SEPTEMBER 30, 1996      SEPTEMBER 30, 1997
                                          ---------------------   ---------------------   ---------------------
                                                       WEIGHTED                WEIGHTED                WEIGHTED
                                                       AVERAGE                 AVERAGE                 AVERAGE
                                                       EXERCISE                EXERCISE                EXERCISE
FISCAL YEAR ENDED:                        SHARES        PRICE     SHARES        PRICE     SHARES        PRICE
------------------                        -------      --------   -------      --------   -------      --------
Outstanding at beginning of year........  570,760       $2.18     570,760       $1.89     696,928       $2.45
Granted.................................  300,400        1.87     126,168        4.99     135,180       11.17
Exercised...............................   24,032        1.66          --          --          --          --
Cancelled...............................  276,368        2.50          --          --          --          --
                                          -------       -----     -------       -----     -------       -----

Outstanding at end of year..............  570,760        1.89     696,928        2.45     832,108        3.87
                                          =======       =====     =======       =====     =======       =====

Options exercisable at year-end.........  570,760        1.69     696,928        2.45     832,108        3.87
                                          =======       =====     =======       =====     =======       =====

     The following table summarizes information about the Company's stock option plans as of September 30, 1997:

                                                          OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                                    -------------------------------       -----------------------------
                                   NUMBER               WEIGHTED           WEIGHTED           NUMBER           WEIGHTED
RANGE OF                       OUTSTANDING ON           AVERAGE            AVERAGE        EXERCISABLE ON       AVERAGE
EXERCISE                       SEPTEMBER 30,           REMAINING           EXERCISE       SEPTEMBER 30,        EXERCISE
 PRICES                             1997            CONTRACTUAL LIFE        PRICE              1997             PRICE
--------                       --------------       ----------------       --------       --------------       --------
$1.90...................          270,360                2 years            $ 1.90           270,360            $ 1.90
4.99....................           36,048                4 years              4.99            36,048              4.99
1.66-1.90...............          300,400                7 years              1.88           300,400              1.88
4.99....................           90,120                9 years              4.99            90,120              4.99
8.32-12.60..............          135,180               10 years             11.17           135,180             11.17
                                  -------                                                    -------
$1.66-8.32..............          832,108                                                    832,108
                                  =======                                                    =======

  Series A Non-Voting Convertible Preferred Stock

     Series A Non-Voting Convertible Preferred Stock (the Preferred Stock) is convertible at the option of the holder at any time into shares of the Company's common stock at the rate of one share of Preferred Stock for .6008 shares of common stock (See Note 15). The Preferred Stock has no redemption features but does have a preference in liquidation.

              AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

(13) PRIVATE PLACEMENT

     In fiscal 1995, the Company sold 1,748,328 shares of its common stock in exchange for $8,562,384, net of $167,616 of offering costs as part of a private placement transaction. As part of the private placement transaction during fiscal 1996, the Company also sold 64,886 shares of its common stock in exchange for $320,569. The offering under this private placement transaction ceased during fiscal 1996.

(14) STOCK PURCHASE PLAN

     Under the terms of the Company's Stock Purchase Plan, eligible employees may purchase shares of the Company's common stock at 85% of the estimated fair market value at the offering date. At September 30, 1997, there were 89,565 shares set aside for eligible employees under this plan of which 76,289 shares had been subscribed for at $5.41 per share and 6,409 shares were purchased by employees during fiscal September 30, 1997. The remaining 6,902 common shares were not subscribed for by the eligible employees. Payment for the subscribed shares must be made by January 1, 1998. Employees may choose to pay for their subscribed shares by using the proceeds from bank loans guaranteed by the Company. The common stock purchased with the proceeds of the loans will serve as collateral for these loans. The loans defer principal and interest payments for 5 years.

     Under the terms of the Company's Stock Purchase Plan, a total of 98,847 shares of common stock which were subscribed for in fiscal 1996 and were issued during fiscal 1997 at $4.16 per share for a total of $411,312. Of this amount, the Company is contingently liable for $385,015 as a result of bank loans guaranteed by the Company.

(15) REVERSE STOCK SPLIT

     On October 24, 1997, the Company's Board of Directors approved a 0.6008-for-1 reverse stock split of each outstanding share of Common Stock of the Company. All share and per share data, including stock option and stock purchase plan information, have been restated to reflect this split.

(16) SUBSEQUENT EVENT -- ACQUISITION OF DUNSMUIR BOTTLING COMPANY, INC. (UNAUDITED)

     On October 15, 1997, the Company entered into a merger agreement to purchase all of the stock of Dunsmuir Bottling Company, Inc. ("Dunsmuir", also known as Castle Rock Spring Water). Under terms of this agreement, the Company purchased Dunsmuir for approximately $1,451,000 in cash and approximately $1,549,000 in shares of Common Stock to be valued at a price determined in accordance with the merger agreement and subject to certain other post-closing adjustments plus the assumption of up to $4,650,000 in Dunsmuir's liabilities. Valuing the Common Stock at the assumed initial public offering price of $14.00 per share, the Common Stock would have an aggregate value of approximately $2,066,000 and the total purchase price for Dunsmuir would be approximately $3,517,000 plus the assumption of Dunsmuir liabilities.

              AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

(16) SUBSEQUENT EVENT -- ACQUISITION OF DUNSMUIR BOTTLING COMPANY, INC. (UNAUDITED) -- CONTINUED

     The following pro forma, condensed, combined balance sheet assumes the acquisition occurred at September 30, 1997 and the pro forma, condensed, combined statement of operations assumes the acquisition occurred at the beginning of fiscal 1997. This financial information does not purport to be indicative of what would have occurred had the acquisition been made at the beginning of fiscal 1997, or of the results which may occur in the future.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
(UNAUDITED)
SEPTEMBER 30, 1997

                                                                                PRO FORMA             PRO
                                                 AQUAPENN      DUNSMUIR        ADJUSTMENTS           FORMA
                                                -----------   ----------       ------------       -----------
Assets:
  Current assets..............................  $ 6,494,000   $1,275,000       $         --       $ 7,769,000
  Property, plant and equipment...............   20,031,000    3,092,000                 --        23,123,000
  Other noncurrent assets.....................       55,000        6,000          3,787,000 (a)     3,848,000
                                                         --           --                 --                --
                                                -----------   ----------       ------------       -----------
                                                $26,580,000   $4,373,000       $  3,787,000       $34,740,000
                                                ===========   ==========       ============       ===========
Liabilities and Stockholders' Equity:
  Current liabilities.........................  $ 3,398,000   $2,275,000       $  1,451,000 (a)   $ 7,124,000
  Long-term liabilities.......................    4,519,000    2,368,000                 --         6,887,000
  Other noncurrent liabilities................      599,000           --                 --           599,000
  Stockholders' equity........................   18,064,000     (270,000)          (100,000)(a)    20,130,000
                                                         --           --          2,436,000 (a)            --
                                                -----------   ----------       ------------       -----------
                                                $26,580,000   $4,373,000       $  3,787,000       $34,740,000
                                                ===========   ==========       ============       ===========

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(UNAUDITED)
YEAR ENDED
SEPTEMBER 30, 1997

                                                                                PRO FORMA             PRO
                                                 AQUAPENN      DUNSMUIR        ADJUSTMENTS           FORMA
                                                -----------   ----------       ------------       -----------
  Sales.......................................  $38,015,000   $7,804,000       $         --       $45,819,000
  Gross profit................................    9,698,000    2,801,000         (1,071,000)(b)    11,428,000
  Other costs and expenses....................    6,911,000    3,312,000         (1,114,000)(b)     9,109,000
                                                -----------   ----------       ------------       -----------
  Net income (loss)...........................  $ 2,787,000   $ (511,000)(c)   $     43,000 (b)   $ 2,319,000
                                                ===========   ==========       ============       ===========

------------------
(a) The aggregate purchase price of $3,517,000 was assumed to be paid through the issuance of shares of the Company's Common Stock of $2,066,000 and the remainder through available credit facilities of $1,451,000. Since the purchase price allocation will not be finalized until after the Offering and the determination of the Offering price, the approximate excess of purchase price over assets acquired of $270,000 is recorded in other noncurrent assets.

(b) Reclassification of certain Dunsmuir operating expenses of $1,071,000 to conform with AquaPenn's presentation. Also includes $43,000 in net savings relating to 1) interest savings on the refinancing of Dunsmuir debt with lower interest rate debt, and 2) amortization of goodwill.

(c) The net loss of Dunsmuir has been adjusted for an income tax benefit of Dunsmuir as if its results had been consolidated with AquaPenn's tax provision.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Dunsmuir Bottling Company
Redding, California

We have audited the accompanying balance sheet of Dunsmuir Bottling Company (an S corporation) as of September 30, 1997, and the related statements of operations and retained earnings (deficit), and cash flows for the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dunsmuir Bottling Company as of September 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                          Matson & Isom Accountancy Corporation

October 31, 1997

                            DUNSMUIR BOTTLING COMPANY

                                  BALANCE SHEET

                                                              SEPTEMBER 30, 1997
                                                              ------------------

                           ASSETS
Current Assets:
  Cash......................................................      $  166,764
  Accounts receivable.......................................         571,683
  Inventories...............................................         426,995
  Prepaid expenses..........................................         109,247
                                                                  ----------
        Total current assets................................       1,274,689
Property, plant, and equipment -- net.......................       3,092,296
Other assets -- net.........................................           6,156
                                                                  ----------
        Total assets........................................      $4,373,141
                                                                  ==========

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Current maturities of long-term debt......................      $  553,504
  Current portion of capital lease obligations..............          46,636
  Line of credit............................................         299,658
  Accounts payable and accrued expenses.....................       1,375,513
                                                                  ----------
        Total current liabilities...........................       2,275,311
                                                                  ----------
Long-term debt -- net of current maturities.................       2,283,345
Capital lease obligations -- net of current portion.........          84,799
                                                                  ----------
        Total liabilities...................................       4,643,455
                                                                  ----------
Stockholders' Equity (Deficit):
  Capital stock.............................................         100,000
  Retained earnings (deficit)...............................        (370,314)
                                                                  ----------
     Total stockholders' equity (deficit)...................        (270,314)
                                                                  ----------
        Total liabilities and stockholders' equity
          (deficit).........................................      $4,373,141
                                                                  ==========

   The accompanying notes are an integral part of these financial statements.

                           DUNSMUIR BOTTLING COMPANY

            STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                                                                  YEAR ENDED
                                                              SEPTEMBER 30, 1997
                                                              ------------------

Revenue.....................................................      $7,804,080
Cost of goods sold..........................................       5,003,570
                                                                  ----------
Gross profit................................................       2,800,510
Operating expenses..........................................       3,108,569
                                                                  ----------
Loss from operations........................................        (308,059)
Other income (expense):
  Interest expense..........................................        (200,793)
  Other, net................................................          (1,381)
                                                                  ----------
Loss before income tax provision............................        (510,233)
Income tax provision........................................             800
                                                                  ----------
Net loss....................................................        (511,033)
Retained earnings -- beginning of year......................         167,319
Dividends paid..............................................         (26,600)
                                                                  ----------
Retained earnings (deficit) -- end of year..................      $ (370,314)
                                                                  ==========

   The accompanying notes are an integral part of these financial statements.

                           DUNSMUIR BOTTLING COMPANY

                            STATEMENT OF CASH FLOWS

                                                                  YEAR ENDED
                                                              SEPTEMBER 30, 1997
                                                              ------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................     $  (511,033)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................         182,807
     Changes in operating assets and liabilities:
        Accounts receivable.................................        (142,678)
        Inventories.........................................          27,842
        Prepaid expenses and other assets...................         (47,204)
        Accounts payable and accrued expenses...............         604,003
                                                                 -----------
           Net cash provided by operating activities........         113,737
                                                                 -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant, and equipment...............      (1,483,671)
                                                                 -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from line of credit..........................         199,658
  Net proceeds from long-term financing.....................       1,473,847
  Payment on long-term financing............................        (132,608)
  Dividends paid............................................         (24,186)
                                                                 -----------
     Net cash provided by financing activities..............       1,516,711
                                                                 -----------
NET INCREASE IN CASH........................................         146,777
CASH AT BEGINNING OF YEAR...................................          19,987
                                                                 -----------
CASH AT END OF YEAR.........................................     $   166,764
                                                                 ===========
SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING AND FINANCING
  TRANSACTIONS:
  Property, plant, and equipment additions:
     Cost of property, plant, and equipment.................     $(1,660,119)
     Acquired with debt proceeds............................         176,448
                                                                 -----------
        Cash used for purchase of property, plant, and
          equipment.........................................     $(1,483,671)
                                                                 ===========
  Proceeds from long-term debt:
     Total additional debt incurred.........................     $ 1,650,295
     Incurred through acquisition of property, plant and
       equipment............................................        (176,448)
                                                                 -----------
        Cash provided from long-term debt...................     $ 1,473,847
                                                                 ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest (net of amounts capitalized).......     $   158,244
                                                                 -----------
  Cash paid for income taxes................................     $       800
                                                                 ===========

     During the year ended September 30, 1997, capital lease obligations totaling $24,247 were incurred for the use of equipment.

   The accompanying notes are an integral part of these financial statements.

                           DUNSMUIR BOTTLING COMPANY

                        NOTES TO THE FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     OPERATIONS

     Dunsmuir Bottling Company ("Dunsmuir") (a California corporation) bottles and distributes spring water in the western United States.

     ACCOUNTS RECEIVABLE

     Dunsmuir utilizes the allowance method with respect to its accounts receivable. No allowance was deemed necessary at September 30, 1997. It is customary for Dunsmuir to have accounts receivable balances which are individually significant.

     INVENTORIES

     Inventories consist of raw materials and finished goods and are stated at the lower of cost, or market, determined on a first-in, first-out basis.

     PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (ranging from five to forty years), using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

     REVENUE RECOGNITION

     Revenue is recognized when products are shipped.

     INCOME TAXES

     Dunsmuir and its shareholders have elected to be taxed under the S Corporation provisions of the Internal Revenue Code and the California Revenue and Taxation Code. As a result, the taxable income or loss of Dunsmuir will be reported by the shareholders. Dunsmuir is subject to a minimum franchise tax of the greater of $800 or 1.50% of net income.

     CASH

     As of September 30, 1997, Dunsmuir maintained bank balances in one northern California bank in excess of $100,000.

     ADVERTISING COSTS

     Dunsmuir's accounting policy is to charge advertising costs to expense as incurred. Advertising expense was $56,198 for the year ended September 30, 1997.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

                           DUNSMUIR BOTTLING COMPANY
statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) INVENTORIES

                                                       SEPTEMBER 30, 1997
                                                       ------------------

Inventories consist of the following:
Finished goods.......................................      $   95,614
Raw materials........................................         331,381
                                                           ----------
                                                           $  426,995
                                                           ==========

(3) PROPERTY, PLANT, AND EQUIPMENT

                                                       SEPTEMBER 30, 1997
                                                       ------------------

Property, plant, and equipment consisted of the
  following:
Land.................................................      $   53,439
Building and improvements............................       1,239,717
Machinery and equipment..............................       1,896,403
Office Equipment.....................................          45,395
Vehicles.............................................         207,274
                                                           ----------
                                                            3,442,228
Less accumulated depreciation........................        (349,932)
                                                           ----------
Property, Plant, and Equipment -- Net................      $3,092,296
                                                           ==========

     During the year ended September 30, 1997, Dunsmuir completed its plant expansion project. Dunsmuir capitalized interest totaling $60,991 as a component of the plant expansion project during the year ended September 30, 1997. Also, during the year ended September 30, 1997, Dunsmuir purchased the remaining one-half interest in the real property which contains the Dunsmuir bottling facility from the Ray and Sharon Kassis Family Trust (a related party) for $150,000.

     Total depreciation expense was $182,177 for the year ended September 30, 1997.

(4) LINE OF CREDIT

     Dunsmuir has a revolving line of credit with Tri Counties Bank which matures on January 9, 1998. The line has a maximum limit of $300,000 and is secured by inventories and accounts receivable. Outstanding balances bear interest at the prime lending rate plus 1.75%, payable monthly. At September 30, 1997, the rate was 10.25% and $299,658 was outstanding. The credit agreement contains restrictive covenants regarding the Dunsmuir's working capital, equity, and ability to incur other debt. The measurement date for the financial covenants is December 31, 1997. At September 30, 1997, Dunsmuir did not meet the covenant requirements (see Note (12)). The majority stockholders at September 30, 1997 have personally guaranteed the outstanding balance.

                           DUNSMUIR BOTTLING COMPANY

(5) LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                              SEPTEMBER 30, 1997
                                                              ------------------

Note payable to the City of Dunsmuir for California
  Development Block Grant funds in the amount of $230,000.
  The note was renegotiated in 1993 and was increased for
  interest of $29,416. Payable in monthly installments of
  $3,605 including interest at 8.00% per annum. The note is
  due March 1, 2001. A portion of past due principal,
  interest and water charges under the original terms of the note were due and payable under the receipt of proceeds
  from a legal settlement. In February, 1995, $68,891 was
  paid in satisfaction of the agreement. The note is secured by a second deed of trust on Dunsmuir's real property and
  equipment, a second deed of trust on real property of a
  shareholder, and by personal guarantees of the
  shareholders..............................................      $   88,780

Two notes payable to Superior California Economic
  Development District in monthly installments of $3,122
  including interest at 8.00% per annum. The notes are due
  February 1, 2004, and are secured by bottling equipment...         187,587

Mortgage note payable to the Lidster Trust (a related party)
  in monthly installments of $1,465 including interest at
  10.00% per annum. The note is secured by a deed of trust
  on real property and due June, 2005.......................          94,571

Mortgage note payable to Ray & Sharon Kassis Family Trust (a related party) in monthly installments of $1,325 including interest at 10.00% per annum. The note is due July 1,
  2007, and secured by a deed of trust on real property.....         149,555

Note payable to GMAC in monthly installments of $589
  including interest at 9.15% per annum. The note is secured
  by a vehicle..............................................          16,578

Note payable to Tri Counties Bank in monthly installments of
  $533 including interest at 9.45% per annum. The note is
  due April, 2000, and is secured by a vehicle..............          14,594

Note payable to Tri Counties Bank in monthly installments of
  $780 including interest at 11.25% per annum. The note is
  due May, 1999, and is secured by a truck and trailer......          14,747
                                                                  ----------

  Balance forward...........................................      $  566,412
                                                                  ----------

                           DUNSMUIR BOTTLING COMPANY

  Balance brought forward...................................      $  566,412

Note payable to Tri Counties Bank in monthly installments of
  $691 including interest at 11.25% per annum. The note is
  due June, 1999, and is secured by two trailers............          13,109

Note payable to Union Bank in monthly installments of $579
  including interest at 9.00% per annum. The note is due
  June, 2000, and is secured by a vehicle...................          16,873

Note payable to the Lidster Trust (a related party) in
  monthly installments of $971 including interest at 10.00%
  per annum. The note is unsecured and due June, 2005.......          62,676

Note payable to the Ray and Sharon Kassis Family Trust (a
  related party) in monthly installments of $1,647 including interest at 10.00% per annum. The note is unsecured and
  due June, 2005............................................         106,304

Note payable to the Lidster Trust (a related party) with
  interest at 10.00% per annum. Principal and interest is
  payable in three equal annual installments of $37,100 on
  July 1, 1998, 1999 and 2000 and sixty monthly installments of $1,839 beginning July 1, 2000. The note is unsecured
  and due June 1, 2005......................................         130,000

Note payable to the Ray & Sharon Kassis Family Trust (a
  related party) with interest at 10.00% per annum.
  Principal and interest is payable in three equal annual
  installments of $37,100 on July 1, 1998, 1999 and 2000,
  and sixty monthly installments of $1,839 beginning July 1,
  2000. The note is unsecured and due June 1, 2005..........         130,000

Note payable to Tri Counties Bank in monthly interest only
  installments at prime plus 2.00%. The rate at September
  30, 1997, was 10.50%. The note is secured by a first deed
  of trust on real property and was due September 19,
  1997......................................................         255,000

Note payable to Tri Counties Bank in monthly installments of
  $3,690 including interest at prime plus 2.00%. The rate at
  September 30, 1997, was 10.50%. The note is secured by a
  second deed of trust on real property and is due
  August 17, 2017...........................................         365,000
                                                                  ----------

  Balance forward...........................................      $1,645,374
                                                                  ----------

                           DUNSMUIR BOTTLING COMPANY

  Balance brought forward...................................      $1,645,374

Note payable to Tri Counties Bank in monthly installments of
  $14,286 plus interest at prime plus 1.75%. The rate at
  September 30, 1997, was 10.25%. The note is secured by
  equipment and is due June 2, 2004.........................       1,156,321

Note payable to Tri Counties Bank in monthly installments of
  $392 including interest at prime plus 1.50%. The rate at
  September 30, 1997, was 10.00%. The note is due April,
  2001, and secured by a truck..............................          14,032

Note payable to Transport International Pool, Inc. in
  monthly installments of $356 including interest at 10.72%
  per annum. The note is due November, 1998, and is secured
  by equipment..............................................           4,960

Note payable to an individual in monthly installments of
  $1,000 including interest at 7.50% per annum. The note is
  due in February, 1999, and is unsecured...................          16,162
                                                                  ----------

                                                                   2,836,849

Less current maturities.....................................        (553,504)
                                                                  ----------

Long-Term Debt -- Net.......................................      $2,283,345
                                                                  ==========

     The majority of the above notes are secured by personal guarantees of the shareholders at September 30, 1997.

     Maturities of long-term debt for the next five years are as follows:

                                                 LONG-TERM DEBT
                                                 --------------
1998...........................................     $553,504
1999...........................................     $341,920
2000...........................................     $338,563
2001...........................................     $287,364
2002...........................................     $280,420

                           DUNSMUIR BOTTLING COMPANY

(6) CAPITAL LEASES OBLIGATIONS

     Leases that meet the criteria of capital leases have been capitalized. The related assets are included in property, plant, and equipment. Capitalized lease obligations are summarized as follows:

                                                              SEPTEMBER 30, 1997
                                                              ------------------

Capital lease payable to JLA Credit Corporation in monthly
  installments of $842 including interest at 11.94% per
  annum. The lease expires in February, 2001, and is secured
  by equipment..............................................      $   28,290

Capital lease payable to Nations Credit in monthly
  installments of $1,118 including interest of 18.00% per
  annum. The lease is secured by bottling equipment and
  expires September, 1998...................................          15,802

Capital lease payable to AEL Leasing in monthly installments of $574 including interest at 9.28% per annum. The lease
  is secured by equipment and expires in April, 2000........          15,776

Capital lease payable to AEL Leasing in monthly installments of $208 including interest at 10.75% per annum. The lease
  is secured by equipment and expires in September, 2000....           6,368

Capital lease payable to Bank of the West in monthly
  installments of $620 including interest at 10.31% per
  annum. The lease expires in February, 2001, and is secured
  by equipment..............................................          20,913

Capital lease payable to Bank of the West in monthly
  installments of $1,286 including interest at 10.31% per
  annum. The lease expires in January, 2001, and is secured
  by equipment..............................................          44,286
                                                                  ----------

                                                                     131,435

Less current portion........................................         (46,636)
                                                                  ----------

Capital Lease Obligations -- Net............................      $   84,799
                                                                  ==========

                           DUNSMUIR BOTTLING COMPANY

     The following is a schedule of future minimum payments on capital leases:

1998......................................................  $ 55,788
1999......................................................    46,839
2000......................................................    39,496
2001......................................................    13,120
                                                            --------
Total Minimum Lease Payments..............................  $155,243
Less amount of payments representing interest.............  $ 23,808
                                                            --------
Present Value of Net Minimum Lease Payments...............  $131,435
                                                            ========

     Following is a summary of property held under capital leases:

Bottling equipment........................................  $200,183
Accumulated amortization..................................   (30,462)
                                                            --------
  Net.....................................................  $169,721
                                                            ========

     Amortization of equipment under capital leases is included in depreciation expense for the year ended September 30, 1997.

(7) DEBT CONSOLIDATION

     On January 4, 1996, Dunsmuir consummated agreements with The Lidster Trust (a related party) and the Ray and Sharon Kassis Family Trust (a related party) to consolidate the debts owed by Dunsmuir to them. Under the agreements, Dunsmuir consolidated various debts and accrued payables due to the lenders through February, 1995, into three new promissory notes including unsecured loans, a mortgage note payable, unpaid equipment and building lease rentals, and accrued interest. The notes contain new terms for repayment beginning on July 1, 1995, (see Note 5). Dunsmuir elected to comply with the modified terms of these notes beginning in 1995.

     In consideration for extending and modifying the terms of the debts and for subordinating their collateral position to other debtors, the agreements required Dunsmuir to issue shares of its stock and additional promissory notes. The lenders received 92 shares of Dunsmuir's newly authorized Series B common stock. The shares represent approximately 11% of the outstanding stock ownership of Dunsmuir. No fair market value was established for the shares which were issued in January and July, 1997.

     In January, 1996, pursuant to the agreements, Dunsmuir issued two promissory notes for $130,000 each bearing interest at 10.00% per annum. Each note requires annual installments of $37,100 on July 1, 1998, 1999, and 2000 and monthly installments of $1,839 beginning July 1, 2000 (see Note 5).

(8) INCOME TAX PROVISION

     The income tax provision consisted of the following:

CURRENT EXPENSE
State franchise tax.......................................  $    800
                                                            --------
Total income tax provision................................  $    800
                                                            ========

                          DUNSMUIR BOTTLING COMPANY

(9) COMMITMENTS

     Dunsmuir leases an office and warehouse facility in Redding, California under an agreement that expires on November 30, 1999. The lease agreement calls for monthly rental payments of $6,394.

     In 1992, Dunsmuir entered into two agreements to lease bottling equipment from parents of two of the shareholders, related parties. Monthly lease rentals under the agreements total $2,150. The agreements expire in February and March, 1999. Dunsmuir has an option to purchase the equipment at fair market value at the end of the lease terms. Total rental expense under these leases was $25,800 for the twelve months ended September 30, 1997.

     Dunsmuir also leases office equipment under various operating lease agreements. Monthly lease rentals under those agreements total $3,302.

     Future minimum rental payments required under the above agreements for the next five years are as follows:

1998..............................................  $127,527
1999..............................................  $ 68,665
2000..............................................  $ 33,109
2001..............................................  $ 29,674
2002..............................................  $ 25,800

(10) SALES TO MAJOR CUSTOMER

     During the year ended September 30, 1997, sales to one customer accounted for approximately 10% of net sales. Accounts receivable from this customer totaled $96,138 at September 30, 1997.

(11) COMMON STOCK TRANSACTIONS

     Dunsmuir is authorized to issue 10,000 shares of Series A common stock and 10,000 shares of Series B common stock. The rights and privileges of the Series B stock are identical to those of Series A except that the Series B shares are non-voting. During the year ended September 30, 1997, Dunsmuir issued 92 shares of Series B common stock. At September 30, 1997, Dunsmuir had 750 shares of Series A common stock outstanding and 92 shares of Series B common stock outstanding.

(12) SUBSEQUENT EVENTS

     On October 15, 1997, the shareholders of Dunsmuir entered into a merger agreement to sell all of Dunsmuir stock to Castle Rock Spring Water Company, Inc., a California corporation and wholly owned subsidiary of AquaPenn Spring Water Company, Inc., (AquaPenn) a Pennsylvania corporation. Pursuant to the plan of merger, Dunsmuir was merged with and into Castle Rock Spring Water Company as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code. Dunsmuir's shareholders received a combination of cash and common stock of AquaPenn. Upon completion of the merger, Dunsmuir Bottling Company ceased to exist. As part of the merger, the outstanding balance on Dunsmuir's revolving line of credit with Tri Counties Bank was paid in full.

                     AQUAPENN SPRING WATER COMPANY, INC.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following unaudited pro forma combined Statement of Operations for the year ended September 30, 1997 presents unaudited pro forma operating results for the Company as if the Dunsmuir acquisition had occurred as of the beginning of the period presented. The following unaudited pro forma Combined Balance Sheet presents the unaudited pro forma financial condition of the Company as if the Dunsmuir acquisition had occurred as of September 30, 1997.

     The unaudited pro forma combined financial data are based on available information and on certain assumptions and adjustments described in the accompanying notes which the Company believes are reasonable. The unaudited pro forma combined financial data are provided for informational purposes only and do not purport to present the results of operations of the Company had the transaction assumed therein occurred on or as of the dates indicated, nor are they necessarily indicative of the results of operations which may be achieved in the future. The unaudited pro forma combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and Dunsmuir Bottling Company, including the notes thereto, included elsewhere in this Prospectus.

              AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

                        PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                                PRO FORMA        PRO FORMA
                                                     AQUAPENN      DUNSMUIR    ADJUSTMENTS       COMBINED
                                                    -----------   ----------   -----------      -----------
                      ASSETS
Current Assets:
  Cash and cash equivalents.......................  $   687,035   $  166,764   $(1,450,712)(A)  $   853,799
                                                                                 1,450,712 (B)
  Accounts receivable, net........................    3,604,524      571,683            --        4,176,207
  Inventories.....................................    1,533,617      426,995            --        1,960,612
  Prepaid expenses and other current assets.......      425,279      109,247            --          534,526
  Deferred income taxes...........................      243,400           --            --          243,400
                                                    -----------   ----------   -----------      -----------
    Total current assets..........................    6,493,855    1,274,689            --        7,768,544
Property, plant, and equipment, net...............   20,030,909    3,092,296                     23,123,205
Other.............................................       55,421        6,156     3,516,429 (A)    3,848,320
                                                                                   270,314 (C)
                                                    -----------   ----------   -----------      -----------
    Total assets..................................  $26,580,185   $4,373,141   $ 3,786,743      $34,740,069
                                                    ===========   ==========   ===========      ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of notes payable................  $   298,966   $  899,798   $ 1,450,712 (B)  $ 2,649,476
  Accounts payable and accrued liabilities........    3,098,571    1,375,513            --        4,474,084
                                                    -----------   ----------   -----------      -----------
    Total current liabilities.....................    3,397,537    2,275,311     1,450,712        7,123,560
Notes payable.....................................    4,518,501    2,368,144            --        6,886,645
Deferred income taxes.............................      599,800           --            --          599,800
                                                    -----------   ----------   -----------      -----------
  Total liabilities...............................    8,515,838    4,643,455     1,450,712       14,610,005
Stockholders' Equity:
  Series A, non-voting convertible preferred
    stock, $1 par value; 2,000,000 shares
    authorized, 1,713,750 shares issued...........    1,713,750           --            --        1,713,750
  Common stock, no par value, 100,000,000 shares
    authorized; 4,423,712 shares issued, and
    4,582,613 shares issued, pro forma............           --           --            --               --
  Capital stock...................................           --      100,000      (100,000)(C)           --
  Additional paid-in capital......................   12,196,269           --     2,065,717 (A)   14,261,986
  Retained earnings (deficit).....................    4,242,456     (370,314)      370,314 (C)    4,242,456
  Less 11,250 shares of preferred stock in
    treasury, at cost.............................      (11,250)          --            --          (11,250)
  Less 3,004 shares of common stock in treasury,
    at cost.......................................       (5,000)          --            --           (5,000)
  Less stock subscriptions receivable.............      (71,878)          --            --          (71,878)
                                                    -----------   ----------   -----------      -----------
    Total stockholders' equity....................   18,064,347     (270,314)    2,336,031       20,130,064
                                                    -----------   ----------   -----------      -----------
    Total liabilities and stockholders' equity....  $26,580,185   $4,373,141   $ 3,786,743      $34,740,069
                                                    ===========   ==========   ===========      ===========

  See accompanying notes to unaudited pro forma combined financial statements

                      AQUAPENN SPRING WATER COMPANY, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1997

                                                                                 PRO FORMA        PRO FORMA
                                                   AQUAPENN      DUNSMUIR       ADJUSTMENTS       COMBINED
                                                  -----------   ----------      -----------      -----------
Revenues:

  Product sales.................................  $37,526,028   $7,804,080              --       $45,330,108

  Other sales...................................      489,287           --              --           489,287
                                                  -----------   ----------      ----------       -----------

Net revenues....................................   38,015,315    7,804,080              --        45,819,395

Cost of goods sold..............................   28,316,938    5,003,570       1,071,258 (D)    34,391,766
                                                  -----------   ----------      ----------       -----------

Gross profit....................................    9,698,377    2,800,510      (1,071,258)       11,427,629

Selling, general and administrative.............    5,126,583    3,108,569         112,837 (E)     7,276,731

                                                                                (1,071,258)(D)
                                                  -----------   ----------      ----------       -----------

Income (loss) from operations...................    4,571,794     (308,059)       (112,837)        4,150,898

Other income (expense)

  Other income, net.............................      328,180       (1,381)             --           326,799

  Interest expense, net.........................     (208,467)    (200,793)         67,811 (F)      (444,595)

                                                                                  (103,146)(G)
                                                  -----------   ----------      ----------       -----------

Income (loss) before income tax expense.........    4,691,507     (510,233)       (148,172)        4,033,102

Income tax benefit (expense)....................   (1,904,752)        (800)        178,862 (H)    (1,714,323)

                                                                                    12,367 (I)
                                                  -----------   ----------      ----------       -----------

Net income (loss)...............................  $ 2,786,755   $ (511,033)     $   43,057       $ 2,318,779
                                                  ===========   ==========      ==========       ===========

Net income per common share.....................  $      0.47                                    $      0.38

Weighted average number of shares outstanding...    5,951,844                                      6,110,745

  See accompanying notes to unaudited pro forma combined financial statements

             AQUAPENN SPRING WATER COMPANY, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(A) The purchase price of $3,516,429 paid through the issuance of 158,901 shares of AquaPenn's Common Stock (valued at $13.00 per share) and $1,450,712 in cash.

(B) Additional borrowings incurred to fund the cash portion of the purchase price of Dunsmuir.

(C) The amount of the purchase price which exceeds the net book value of Dunsmuir and the elimination of Dunsmuir equity.

(D) Reclassification of certain Dunsmuir operating expenses to conform with AquaPenn's presentation.

(E) Amortization of the amount of the purchase price which exceeds the net book value.

(F) Interest savings from refinancing of Dunsmuir debt with AquaPenn's lower interest rate debt.

(G) Interest cost for additional estimated borrowing to fund cash portion of Dunsmuir purchase.

(H) Income tax benefit of Dunsmuir as if its results had been consolidated with AquaPenn's income tax provision net of the effect of goodwill amortization.

(I) Income tax benefit of pro forma adjustments.

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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

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                                TABLE OF CONTENTS

                                             PAGE
                                             ----

Prospectus Summary.......................      3

Risk Factors.............................      7

Use of Proceeds..........................     12

Dividend Policy..........................     12

Dilution.................................     13

Capitalization...........................     15

Selected Consolidated Financial Data.....     16

Management's Discussion and Analysis of
  Financial Condition and Results
  of Operations..........................     18

Business.................................     26

Management...............................     34

Certain Transactions.....................     39

Principal Shareholders and Selling
  Shareholders...........................     40

Description of Capital Stock.............     42

Shares Eligible for Future Sale..........     44

Underwriting.............................     45

Legal Matters............................     47

Experts..................................     47

Available Information....................     47

Index to Consolidated Financial
  Statements.............................    F-1

                            ------------------------

     UNTIL FEBRUARY 22, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


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                                JANUARY 29, 1998

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